EXHIBIT 2

AGREEMENT AND PLAN OF MERGER

by

and

among

FOX & HOUND RESTAURANT GROUP,

F&H ACQUISITION CORP.

and

NPSP ACQUISITION CORP.

Dated as of January 30, 2006

TABLE OF CONTENTS

Page

ARTICLE I	TERMS OF THE MERGER	2
1.1.	The Offer.	2
1.2.	Company Actions.	3
1.3.	Directors of the Company.	4
1.4.	The Merger.	6
1.5.	The Closing; Effective Time.	6
1.6.	Conversion of Securities.	6
1.7.	Tender of and Payment for Certificates.	7
1.8.	Options.	8
1.9.	Dissenting Shares.	9
1.10.	Certificate of Incorporation and Bylaws.	10
1.11.	Directors and Officers.	10
1.12.	Other Effects of Merger.	10
1.13.	Additional Actions.	10
ARTICLE II	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	11
2.1.	Due Incorporation and Good Standing.	11
2.2.	Capitalization.	11
2.3.	Subsidiaries	13
2.4.	Authorization; Binding Agreement.	13
2.5.	Governmental Approvals.	14
2.6.	No Violations.	14
2.7.	SEC Filings; Company Financial Statements.	14
2.8.	Absence of Certain Changes.	16
2.9.	Absence of Undisclosed Liabilities.	18
2.10.	Compliance with Laws.	18
2.11.	Permits.	18
2.12.	Litigation.	18
2.13.	Restrictions on Business Activities.	18
2.14.	Material Contracts.	19
2.15.	Intellectual Property.	19
2.16.	Employee Benefit Plans.	20
2.17.	Taxes and Returns.	22
2.18.	Finders and Investment Bankers.	24
2.19.	Fairness Opinion.	24
2.20.	Insurance.	24
2.21.	Vote Required; Ownership of Purchaser Capital Stock.	24
2.22.	Title to Properties.	25
2.23.	Employee Matters.	25
2.24.	Environmental Matters.	26
2.25.	Schedule 14D-9; Offer Documents; and Proxy Statement.	27
2.26.	Transactions with Affiliates.	27
2.27.	Representations Complete.	28
ARTICLE III	REPRESENTATIONS AND WARRANTIES OF PURCHASER	28
3.1.	Due Incorporation and Good Standing.	28
3.2.	Authorization; Binding Agreement.	28
3.3.	Governmental Approvals.	29
3.4.	No Violations.	29
3.5.	Finders and Investment Bankers.	29
3.6.	Disclosures.	29
3.7.	Financing.	30
3.8.	Representations Complete.	30
3.9.	No Prior Activities.	30
ARTICLE IV	ADDITIONAL COVENANTS OF THE COMPANY	31
4.1.	Conduct of Business of the Company.	31
4.2.	Notification of Certain Matters.	33
4.3.	Access and Information.	34
4.4.	Special Meeting; Proxy Statement.	35
4.5.	Commercially Reasonable Efforts.	36
4.6.	Public Announcements.	36
4.7.	Compliance.	37
4.8.	No Solicitation.	37
4.9.	SEC and Stockholder Filings.	39
4.10.	State Takeover Laws.	39
ARTICLE V	ADDITIONAL COVENANTS OF PURCHASER	39
5.1.	Notification of Certain Matters.	39
5.2.	Commercially Reasonable Efforts.	40
5.3.	Compliance.	40
5.4.	Indemnification.	40
5.5.	Benefit Plans and Employee Matters.	41
5.6.	Repurchase of Company Stock.	42
5.7.	Public Announcements.	42
ARTICLE VI	CONDITIONS	42
6.1.	Conditions to Each Party's Obligations.	42
6.2.	Condition to Obligations of Purchaser	43
6.3	Frustration of Conditions.	43
ARTICLE VII	TERMINATION AND ABANDONMENT	43
7.1.	Termination.	43
7.2.	Effect of Termination.	45
7.3.	Fees and Expenses.	45
ARTICLE VIII	MISCELLANEOUS	46
8.1.	Confidentiality.	46
8.2.	Amendment and Modification.	47
8.3.	Waiver of Compliance; Consents.	47
8.4.	Survival.	47
8.5.	Notices.	47
8.6.	Binding Effect; Assignment.	49
8.7.	Governing Law.	49
8.8.	Counterparts.	49
8.9.	Interpretation.	49
8.10.	Entire Agreement.	50
8.11.	Severability.	50
8.12.	Specific Performance.	50
8.13.	Attorneys' Fees.	50
8.14.	Third Parties.	50
8.15.	Obligation of Purchaser and the Sponsors.	51

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this "Agreement") is made and entered into as of January 30, 2006, by and among Fox & Hound Restaurant Group, a Delaware corporation (the "Company"), F&H Acquisition Corp., a Delaware corporation ("Purchaser"), and NPSP Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Purchaser ("Merger Sub"), and solely for purposes of Section 8.15, Newcastle Partners, L.P., a Texas limited partnership ("NP"), and Steel Partners II, L.P., a Delaware limited partnership (together with NP, the "Sponsors").

WITNESSETH:

A.        On January 6, 2006, Purchaser, Merger Sub and the Sponsors commenced a cash tender office, which was amended on January 13, 2006 and January 26, 2006 (as amended and as may be amended from time to time as permitted by this Agreement, the "Offer"), to purchase and acquire all shares of the issued and outstanding common stock, par value $0.01 per share (the "Common Stock"), of the Company for $16.30 per share of Common Stock (such amount or any greater amount per share of Common Stock paid pursuant to the Offer being hereinafter referred to as the "Offer Price," and the shares of Common Stock being hereinafter referred to as the "Shares"), subject to any applicable withholding for Taxes (as such term is defined in Section 2.17(g)), net to the seller in cash, upon the terms and subject to the conditions set forth in this Agreement.

B.         The Company entered into an Amended and Restated Agreement and Plan of Merger, dated as of January 17, 2006 (the "LLCP Merger Agreement"), with Fox Acquisition Company, a Delaware corporation ("Purchaser"), F&H Finance Corp., a Delaware corporation and wholly owned subsidiary of Purchaser, and Levine Leichtman Capital Partners III, L.P., a California limited partnership.

C.        The Board of Directors of the Company (the "Board") determined that the terms and conditions set forth in this Agreement constitute a Company Superior Offer (as that term is defined in the LLCP Merger Agreement).

D.        The Board and the respective Boards of Directors of Merger Sub and Purchaser deem it advisable and in the best interests of their respective stockholders that Purchaser acquire the Company upon the terms and subject to the conditions provided for in this Agreement.

E.         The special committee of the Board of Directors of the Company (the "Special Committee") has unanimously recommended to the Board of Directors of the Company (the "Board") that the Board approve, and the Board has unanimously approved the Agreement, the Offer and the Merger (as defined below), and the Board has determined that such approval is sufficient to render inapplicable to this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement the restriction against the parties hereto engaging in any business combination as set forth in Section 203 of the Delaware General Corporation Law ("DGCL") and has determined that this Agreement, the Offer and the Merger and the transactions contemplated hereby and thereby are fair to and in the best interests of the Company and its stockholders, and has resolved to recommend that holders of Shares accept the Offer, tender their Shares to Merger Sub pursuant to the Offer and adopt this Agreement.

F.         The Board of Directors of each of Purchaser (on its own behalf and as the sole stockholder of Merger Sub), Merger Sub and the Company have each approved this Agreement and the merger of Merger Sub with and into the Company (the "Merger"), with the Company continuing as the surviving corporation in the Merger in accordance with the DGCL and, in each such case, upon the terms and conditions set forth in this Agreement.

G.        The Company has terminated the LLCP Merger Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
TERMS OF THE MERGER

 1.1.          The Offer.

(a)                Merger Sub commenced (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act")) the Offer on January 6, 2006.  The Offer shall remain open until midnight (New York City time) on Thursday, February 16, 2006 (the "Initial Expiration Date"), unless extended pursuant to the terms of this Agreement.  The obligation of Merger Sub to accept for payment and to pay for any Shares validly tendered and not withdrawn prior to the expiration of the Offer (as it may be extended in accordance with the requirements of this Section 1.1(a)) shall be subject only to the satisfaction or waiver by Purchaser or Merger Sub of the following conditions: (i) there being validly tendered and not withdrawn prior to the expiration of the Offer that number of shares of Common Stock which, together with any shares of Common Stock then owned by Purchaser, Merger Sub, the Sponsors or any affiliates thereof, represents at least a majority of the shares of Common Stock outstanding on a fully-diluted basis (the "Minimum Condition"); and (ii) the other conditions set forth in Annex A hereto. Subject to the prior satisfaction or waiver by Purchaser or Merger Sub of the Minimum Condition and the other conditions of the Offer set forth in Annex A hereto, Merger Sub shall consummate the Offer in accordance with its terms and accept for payment and pay for all Shares tendered and not withdrawn promptly following the acceptance of Shares for payment pursuant to the Offer. The Offer shall be made by means of an offer to purchase (the "Offer to Purchase") that contains the terms set forth in this Agreement, the Minimum Condition and only the other conditions set forth in Annex A hereto. Merger Sub expressly reserves the right to waive any of such conditions, to increase the Offer Price and to make any other changes in the terms of the Offer; provided, however, that Merger Sub shall not, and Purchaser shall cause Merger Sub not to, decrease the Offer Price, change the form of consideration payable in the Offer, decrease the number of Shares sought in the offer, impose additional conditions to the Offer, extend the Offer beyond the Initial Expiration Date, purchase any Shares pursuant to the Offer that when added to Shares owned by Purchaser and its affiliates would represent less than the Minimum Condition or amend any other term or condition of the Offer in any manner adverse to the holders of the Shares, in each case without the prior written consent of the Company (such consent to be authorized by the Board or a duly authorized committee thereof). Notwithstanding the foregoing, Merger Sub may, without the consent of the Company, prior to the termination of this Agreement, (i) if, at any scheduled expiration of the Offer any of the conditions to Merger Sub's obligation to accept Shares for payment (including without limitation the Minimum Condition) shall not be satisfied or waived, extend the Offer beyond the then applicable expiration date thereof for a time period reasonably necessary to permit such condition to be satisfied in increments of not more than five business days each, or (ii) extend the Offer for any period required by any rule, regulation or interpretation of the United States Securities and Exchange Commission ("SEC"), or the staff thereof, applicable to the Offer, or (iii) if, at any scheduled expiration of the Offer, the number of shares of Common Stock that shall have been validly tendered and not withdrawn pursuant to the Offer, together with any shares of Common Stock then owned by Purchaser or Merger Sub satisfies the Minimum Condition but represents less than 90% of the shares of Common Stock outstanding, extend the Offer (one or more times) for an aggregate additional period of not more than twenty (20) business days.  Merger Sub may also, without the consent of the Company, and shall if requested by the Company, make available a subsequent offering period in accordance with Rule 14d-11 under the Exchange Act of not less than ten business days nor more than 20 business days.

(b)               On January 6, 2006, Purchaser and Merger Sub filed with the SEC a Tender Offer Statement on Schedule TO, which was amended on January 13, 2006 and January 26, 2006 (together with all amendments and supplements thereto, the "Schedule TO"), with respect to the Offer.  Merger Sub shall amend and Purchaser shall cause Merger Sub to amend as promptly as reasonably practicable after the date hereof the Schedule TO to reflect the terms of the Offer, as set forth in this Agreement.  The Schedule TO contained or incorporated by reference the Offer to Purchase and forms of the related letter of transmittal and all other ancillary Offer documents (collectively, together with all amendments and supplements thereto, the "Offer Documents"). Purchaser and Merger Sub shall cause the Offer Documents to be disseminated to the holders of the Shares as and to the extent required by applicable federal securities laws. Purchaser and Merger Sub, on the one hand, and the Company, on the other hand, will promptly correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect, and Merger Sub will cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment upon any amendment or supplement to the Schedule TO before it is filed with the SEC. In addition, Purchaser and Merger Sub agree to provide the Company and its counsel with any comments, whether written or oral, that Purchaser or Merger Sub or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and to consult with the Company and its counsel prior to responding to any such comments.

 1.2.          Company Actions.

(a)                The Company hereby approves of and consents to the Offer and represents and warrants that the Special Committee has unanimously recommended to the Board that the Board approve this Agreement, the Offer and the Merger, and the Board, at a meeting duly called and held, has (i) determined that the terms of the Offer and the Merger are fair to and in the best interests of the stockholders of the Company, (ii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and (iii) subject to Section 4.8, resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares to Merger Sub thereunder and adopt this Agreement. The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Board and the approval of the Special Committee described in the immediately preceding sentence, and the Company shall not permit the recommendation of the Company's Board to be modified in any manner adverse to Purchaser or Merger Sub or to be withdrawn by the Company's Board or the Special Committee, except as provided in Section 4.8(b) hereof.

(b)               On January 20, 2006, the Company filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9, which was amended on January 26, 2006 (together with all amendments and supplements thereto, the "Schedule 14D-9") with respect to the Offer.  The Company shall amend as promptly as reasonably practicable after the date hereof the Schedule 14D-9 to reflect the terms of the Offer, as set forth in this Agreement, which amendment shall contain the recommendation referred to in clause (iii) of Section 1.2(a) hereof, subject to Section 4.8.  The Company further agrees to take all steps necessary to cause the Schedule 14D-9 to be disseminated to holders of the Shares as and to the extent required by applicable federal securities laws. The Company, on the one hand, and each of Purchaser and Merger Sub, on the other hand, will promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect, and the Company will cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. Purchaser and its counsel shall be given a reasonable opportunity to review and comment upon any amendment or supplement to the Schedule 14D-9 before it is filed with the SEC. In addition, the Company agrees to provide Purchaser, Merger Sub and their counsel with any comments, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and to consult with Purchaser, Merger Sub and their counsel prior to responding to any such comments.

(c)                The Company has furnished Merger Sub with mailing labels containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and non-objecting beneficial owners of Shares. The Company shall furnish Merger Sub with such additional information, including, without limitation, updated listings and computer files of holders of Shares, mailing labels and security position listings, and such other assistance as Purchaser, Merger Sub or their agents may reasonably require in communicating the Offer to the record and beneficial holders of Shares.

 1.3.          Directors of the Company.

(a)                Immediately upon the purchase of and payment for Shares by Merger Sub or any of its affiliates pursuant to the Offer following satisfaction of the Minimum Condition, Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board as is equal to the product obtained by multiplying the total number of directors on such Board by the percentage that the number of Shares so purchased and paid for bears to the total number of Shares then outstanding, but in no event less than a majority of the number of directors. In furtherance thereof, the Company and its Board of Directors shall, after the purchase of and payment for Shares by Merger Sub or any of its affiliates pursuant to the Offer, upon request of Merger Sub, immediately increase the size of its Board of Directors, secure the resignations of such number of directors or remove such number of directors, or any combination of the foregoing, as is necessary to enable Purchaser's designees to be so elected to the Company's Board and shall cause Purchaser's designees to be so elected and shall comply with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in connection therewith. In the event that Merger Sub requests the resignation of directors of the Company pursuant to the immediately preceding sentence, the Company shall cause such directors of the Company to resign as may be designated by Merger Sub in a writing delivered to the Company. Immediately upon the first purchase of and payment for Shares by Merger Sub or any of its affiliates pursuant to the Offer, the Company shall, if requested by Purchaser, also cause directors designated by Purchaser to constitute at least the same percentage (rounded up to the next whole number) of each committee of the Board as is on the Board. Notwithstanding the foregoing, if Shares are purchased pursuant to the Offer, the Company shall use its commercially reasonable efforts to assure that there shall be until the Effective Time (as hereinafter defined) at least two of the members of the Board who are directors on the date hereof and are not employees of the Company (each a "Continuing Director"). In addition to any indemnification rights pursuant to this Agreement or the Company's Certificate of Incorporation, as amended (the "Certificate of Incorporation") and Bylaws, the Continuing Directors as a group shall be entitled to retain independent legal counsel at Company expense if and to the extent that issues are presented to them that involve a conflict of interest for Company counsel. The Company and its Board of Directors shall promptly take all actions as may be necessary to comply with their obligations under this Section 1.3(a).  If at any time prior to the Effective Time there shall be in office only one Continuing Director for any reason, the Board shall be entitled to appoint a person who is not an officer or employee of the Company or any subsidiary designated by the remaining Continuing Director to fill such vacancy (and such person shall be deemed to be a Continuing Director for all purposes of this Agreement), and if at any time prior to the Effective Time no Continuing Directors then remain, the other directors of the Company then in office shall use their commercially reasonable efforts to designate two persons to fill such vacancies who are not officers or employees or affiliates of the Company, its subsidiaries, Purchaser or Merger Sub or any of their respective affiliates (and such persons shall be deemed to be Continuing Directors for all purposes of this Agreement).

(b)               The Company shall promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under Section 1.3(a), including mailing to stockholders together with the Schedule 14D-9 the information required by such Section 14(f) and Rule 14f-1 as is necessary to enable Purchaser's designees to be elected to the Board. Purchaser and Merger Sub will supply the Company and be solely responsible for any information with respect to them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1.

(c)                Following the election of Purchaser's designees to the Board pursuant to this Section 1.3 and prior to the Effective Time, (i) any amendment or termination of this Agreement by the Company, (ii) any extension or waiver by the Company of the time for the performance of any of the obligations or other acts of Purchaser or Merger Sub under this Agreement, or (iii) any waiver of any of the Company's rights hereunder or any other action that could adversely effect in any material respect the rights of the Company's stockholders hereunder shall, in any such case, require the concurrence of a majority of the directors of the Company then in office who neither were designated by Purchaser nor are employees of the Company (the "Independent Director Approval").

 1.4.          The Merger.

Upon the terms and subject to the conditions of this Agreement, the Merger shall be consummated in accordance with the DGCL. At the Effective Time, upon the terms and subject to the conditions of this Agreement, Merger Sub shall be merged with and into the Company in accordance with the DGCL and the separate existence of Merger Sub shall thereupon cease and the Company, as the surviving corporation in the Merger (the "Surviving Corporation"), shall continue its corporate existence under the laws of the State of Delaware as a wholly-owned subsidiary of Purchaser.  It is intended that the Merger shall constitute a taxable purchase of the Shares by Purchaser for federal, state and local tax purposes.

 1.5.          The Closing; Effective Time.

(a)                The closing of the Merger (the "Closing") shall take place at the offices of Olshan Grundman Frome Rosenzweig & Wolosky LLP, Park Avenue Tower, 65 East 55th Street, New York, New York 10022, at 10:00 a.m. local time on a date to be specified by the parties which shall be no later than the third business day after the date that all of the closing conditions set forth in Article VI have been satisfied or waived (if waivable), unless another time, date or place is agreed upon in writing by the parties hereto.

(b)               Subject to the provisions of this Agreement, on the Closing Date the parties shall file with the Secretary of State of the State of Delaware a certificate of merger in accordance with the DGCL (the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL in order to effect the Merger. The Merger shall become effective upon the filing of the Certificate of Merger or at such other time as is agreed by the parties hereto and specified in the Certificate of Merger. The time when the Merger shall become effective is herein referred to as the "Effective Time" and the date on which the Effective Time occurs is herein referred to as the "Closing Date."

 1.6.          Conversion of Securities.

At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any securities of Merger Sub or the Company:

(a)                Each Share that is owned by Purchaser or Merger Sub, or that is owned by the Company as treasury stock, shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b)               Each issued and outstanding Share (other than Shares to be cancelled in accordance with Section 1.6(a) hereof and Dissenting Shares (as defined in Section 1.9 below)) shall automatically be converted into the right to receive the Offer Price in cash (the "Merger Consideration"), payable, without interest, to the holder of such Share upon surrender, in the manner provided in Section 1.7 hereof, of the certificate that formerly evidenced such Share. All such Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 1.7 hereof.

(c)                Each issued and outstanding share of common stock of Merger Sub shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

 1.7.          Tender of and Payment for Certificates.

(a)                Paying Agent.  Prior to the Effective Time, Purchaser shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the holders of the Shares (other than Shares held by Purchaser, the Company and any of their respective subsidiaries and Dissenting Shares) in connection with the Merger (the "Paying Agent") to receive in trust, the aggregate Merger Consideration to which holders of Shares shall become entitled pursuant to Section 1.6(b) hereof. Purchaser shall deposit such aggregate Merger Consideration with the Paying Agent promptly following the Effective Time. Such aggregate Merger Consideration shall be invested by the Paying Agent as directed by Purchaser.

(b)               Exchange Procedures.  Promptly after the Effective Time, Purchaser and the Surviving Corporation shall cause to be mailed to each holder of record, as of the Effective Time, of a certificate or certificates, which immediately prior to the Effective Time represented outstanding Shares (the "Certificates"), whose Shares were converted pursuant to Section 1.6(b) hereof into the right to receive the Merger Consideration, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Purchaser may reasonably specify) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Purchaser, together with such letter of transmittal, properly completed and duly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid all transfer and other Taxes required by reason of the issuance to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 1.7, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration for each Share in cash as contemplated by Section 1.6(b) hereof.

(c)                Transfer Books; No Further Ownership Rights in the Shares.  At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of the Shares on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article I.

(d)               Termination of Fund; No Liability.  At any time following the six-month anniversary of the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent, and holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent nor any party hereto shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e)                Lost, Stolen or Destroyed Certificates.  In the event any Certificate(s) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate(s) to be lost, stolen or destroyed and, if required by Purchaser, the posting by such person of a bond in such sum as Purchaser may reasonably direct as indemnity against any claim that may be made against any party hereto or the Surviving Corporation with respect to such Certificate(s), the Paying Agent will disburse the Merger Consideration pursuant to Section 1.6(b) payable in respect of the Shares represented by such lost, stolen or destroyed Certificate(s).

(f)                 Withholding Taxes.  Purchaser and Merger Sub shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from the Offer Price or the Merger Consideration payable to a holder of Shares pursuant to the Offer or the Merger any such amounts as are required under the Internal Revenue Code of 1986, as amended (the "Code"), or any applicable provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Purchaser or Merger Sub, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Purchaser or Merger Sub.

 1.8.          Options.

(a)                With respect to all outstanding options to purchase Shares (the "Company Options"), granted under the Company's 1997 Incentive and Nonqualified Stock Option Plan and 1997 Directors' Stock Option Plan (collectively, the "Company Option Plans") or otherwise, at the Effective Time, subject to the terms and conditions set forth below in this Section 1.8(a), each holder of a Company Option will be entitled to receive from the Company, and shall receive, in settlement of each Company Option a Cash Amount. The "Cash Amount" shall be equal to the net amount of (A) the product of (i) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Option at the Effective Time, multiplied by (ii) the number of shares subject to such Company Option, less (B) any applicable withholdings for Taxes. If the exercise price per share of any Company Option equals or exceeds the Merger Consideration, the Cash Amount therefor shall be zero. Notwithstanding the foregoing, (i) payment of the Cash Amount is subject to written acknowledgement, in a form acceptable to the Surviving Corporation, that no further payment is due to such holder on account of any Company Option and all of such holder's rights under such Company Options have terminated and (ii) with respect to any person subject to Section 16(a) of the Exchange Act, any Cash Amount to be paid to such person in accordance with this Section 1.8(a) shall be paid as soon as practicable after the payment can be made without liability to such person under Section 16(b) of the Exchange Act.

(b)               As of the Effective Time, except as provided in this Section 1.8, all rights under any Company Option and any provision of the Company Option Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company shall be cancelled. The Company shall use commercially reasonable efforts to ensure that, as of and after the Effective Time, except as provided in this Section 1.8, no person shall have any right under the Company Option Plans or any other plan, program or arrangement with respect to securities of the Company, the Surviving Corporation or any subsidiary thereof.

(c)                At or before the Effective Time, the Company shall use commercially reasonable efforts to cause to be effected any necessary amendments to the Company Option Plans and any other resolutions, consents or notices, in such form reasonably acceptable to Purchaser, required under the Company Option Plans or any Company Options to give effect to the foregoing provisions of this Section 1.8.

 1.9.          Dissenting Shares.

Notwithstanding any provision of this Agreement to the contrary, each outstanding Share, the holder of which has demanded and perfected such holder's right to dissent from the Merger and to be paid the fair value of such Shares in accordance with the DGCL and, as of the Effective Time, has not effectively withdrawn or lost such dissenters' rights ("Dissenting Shares"), shall not be converted into or represent a right to receive the Merger Consideration into which Shares are converted pursuant to Section 1.6(b) hereof, but the holder thereof shall be entitled only to such rights as are granted by the DGCL. Notwithstanding the immediately preceding sentence, if any holder of Shares who demands dissenters' rights with respect to its Shares under the DGCL effectively withdraws or loses (through failure to perfect or otherwise) its dissenters' rights, then as of the Effective Time or the occurrence of such event, whichever later occurs, such holder's Shares will automatically be converted into and represent only the right to receive the Merger Consideration as provided in Section 1.6(b) hereof, without interest thereon, upon surrender of the certificate or certificates formerly representing such Shares. After the Effective Time, Purchaser shall cause the Company to make all payments to holders of Shares with respect to such demands in accordance with the DGCL. The Company shall give Purchaser (i) prompt written notice of any notice of intent to demand fair value for any Shares, withdrawals of such notices, and any other instruments served pursuant to the DGCL and received by the Company, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for fair value for Shares under the DGCL. The Company shall not, except with the prior written consent of Purchaser, voluntarily make any payment with respect to any demands for fair value for Shares or offer to settle or settle any such demands.

 1.10.      Certificate of Incorporation and Bylaws.

Subject to Section 5.4 hereof, at and after the Effective Time until the same have been duly amended, (i) the Certificate of Incorporation of the Surviving Corporation shall be identical to the Certificate of Incorporation of Merger Sub in effect at the Effective Time and (ii) the Bylaws of the Surviving Corporation shall be identical to the Bylaws of Merger Sub in effect at the Effective Time.

 1.11.      Directors and Officers.

At and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, except as the Merger Sub shall otherwise provide in writing, in each case until their successors are elected or appointed and qualified. If, at the Effective Time, a vacancy shall exist on the Board of Directors or in any office of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by law.

 1.12.      Other Effects of Merger.

The Merger shall have all further effects as specified in the applicable provisions of the DGCL.

 1.13.      Additional Actions.

If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Merger Sub or the Company or otherwise carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Merger Sub or the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Merger Sub or the Company, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The following representations and warranties by the Company to Purchaser and Merger Sub are qualified by the Company Disclosure Schedule, which sets forth certain disclosures concerning the Company, its subsidiaries and its business (the "Company Disclosure Schedule"), each section of which only qualifies the correspondingly numbered representation or warranty in this Article II.  The Company hereby represents and warrants to Purchaser and Merger Sub as follows:

 2.1.          Due Incorporation and Good Standing.

Each of the Company and each of its subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company and each of its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, the term "Company Material Adverse Effect" shall mean a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, or the ability for the Company to consummate the transactions contemplated by this Agreement, except in each case for any such effects resulting from, arising out of, or relating to (a) the taking of any action or incurring of any expense in connection with this Agreement or the transactions contemplated hereby, (b) the entry into or announcement of this Agreement and the other transactions contemplated hereby, (c) any change in or interpretations of (i) U.S. generally accepted accounting principles ("GAAP") or (ii) any Law, (d) any change in interest rates or general economic conditions in the industries or markets in which the Company or any of its Subsidiaries operates or affecting United States or foreign economies in general or in the United States or foreign financial, banking or securities markets, (e) any action taken by Purchaser, Merger Sub or any of their respective affiliates, or (f) any natural disaster or act of God; which changes in clause (d) do not affect the Company and its subsidiaries to a materially disproportionate degree related to the entities operating in such markets or industries or serving such markets.  Company Material Adverse Effect does not include any changes, events, conditions, or effects relating solely to Purchaser or its subsidiaries' financial condition, results of operation or business. The Company has heretofore made available to Purchaser accurate and complete copies of its Certificate of Incorporation and Bylaws, as currently in effect, of the Company and each of its subsidiaries.

 2.2.          Capitalization.

(a)                The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock and 2,000,000 shares of preferred stock, par value $.10 per share, (the "Preferred Stock" and together with the Common Stock, the "Company Capital Stock"). As of the close of business on January 27, 2006, (i) 10,048,331 shares of Common Stock were issued and outstanding, (ii) no shares of Preferred Stock were issued and outstanding, and (iii) 2,373,082 shares of Common Stock were reserved for issuance pursuant to outstanding Company Options.  All of the outstanding shares of Company Capital Stock are, and all shares of Company Capital Stock which may be issued pursuant to the exercise of outstanding Company Options will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable. None of the outstanding securities of the Company has been issued in violation of any federal or state securities laws.

(b)               Except as set forth above or as set forth in Section 2.2(f) of the Company Disclosure Schedule, as of the date hereof, (i) the Company directly or indirectly owns all of the capital stock of its subsidiaries, (ii) there are no existing options, warrants, puts, calls, preemptive or similar rights, bonds, debentures, notes or other indebtedness having general voting rights or debt convertible into securities having such rights ("Voting Debt") or subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company or its subsidiaries obligating the Company or its subsidiaries to issue, transfer or sell or cause to be issued, transferred, sold or repurchased any options or shares of capital stock or Voting Debt of, or other equity interest in, the Company or its subsidiaries or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or its subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment and (iii) there are no outstanding contractual obligations of the Company or its subsidiaries to repurchase, redeem or otherwise acquire any Company Capital Stock, or other capital stock of the Company or its subsidiaries to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

(c)                There are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of the Company Capital Stock.

(d)               Except as disclosed on Section 2.2(d) of the Company Disclosure Schedule, following the Effective Time, no holder of Company Options will have any right to receive shares of common stock of the Surviving Corporation upon exercise of Company Options.

(e)                Except as disclosed in Section 2.2(e) of the Company Disclosure Schedule, no Indebtedness of the Company or its subsidiaries contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Company or its subsidiaries, or (iii) the ability of the Company or its subsidiaries to grant any lien on its properties or assets. As used in this Agreement, "Indebtedness" means (A) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (B) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (C) all obligations under financing leases, (D) all obligations in respect of acceptances issued or created, (E) all liabilities secured by any lien on any property and (F) all guarantee obligations.

(f)                 Section 2.2(f) of the Company Disclosure Schedule lists all Company Options outstanding as of the date hereof, the name of the holder of each Company Option, the date of grant and the exercise price of such Company Option, the number of shares of Common Stock as to which such Company Option has vested, the vesting schedule for such Company Option, a summary of any acceleration provisions or milestones, and whether the exercisability of such Company Option will be accelerated in any way by the transactions contemplated under this Agreement, and indicates the extent of acceleration, if any.

(g)                No agreement or understanding requires consent or approval from the holder of any Company Option to effectuate the terms of this Agreement.

 2.3.          Subsidiaries

Section 2.3 of the Company Disclosure Schedule contains a list of all subsidiaries.  Each subsidiary is wholly owned by the Company, except as set forth in the Company Disclosure Schedule. All of the capital stock and other interests of the subsidiaries so held are owned by the Company free and clear of any claim, lien, encumbrance, security interest or agreement with respect thereto, except as set forth in the Company Disclosure Schedule. All of the outstanding shares of capital stock in each of the subsidiaries held by the Company are duly authorized, validly issued, fully paid and nonassessable and were issued free of preemptive rights and in compliance with applicable Laws. No equity securities or other interests of any of the subsidiaries are or may become required to be issued or purchased by reason of any options, warrants, rights to subscribe to, puts, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of any subsidiary, and there are no contracts, commitments, understandings or arrangements by which any subsidiary is bound to issue additional shares of its capital stock, or options, warrants or rights to purchase or acquire any additional shares of its capital stock or securities convertible into or exchangeable for such shares.

 2.4.          Authorization; Binding Agreement.

The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, but not limited to, the Offer and the Merger, have been duly and validly authorized and approved by the Board, such approval is sufficient to render inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement the provisions of Section 203 of the DGCL such that said provision will not apply to this Agreement, the Merger and the other transactions contemplated by this Agreement, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby (other than the requisite approval of the Merger by the stockholders of the Company in accordance with the DGCL). This Agreement has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies ("Enforceability Exceptions"). The Special Committee has recommended to the Board that the Board approve, and the Board has approved, this Agreement, the Offer and the Merger.

 2.5.          Governmental Approvals.

No consent, approval, waiver or authorization of, notice to or declaration or filing with ("Consent"), any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any governmental or regulatory authority, agency, department, board, commission, administration or instrumentality, any court, tribunal or arbitrator or any self regulatory organization ("Governmental Authority") on the part of the Company or its subsidiaries is required in connection with the execution or delivery by the Company of this Agreement, the Offer, the Merger or the consummation by the Company of the other transactions contemplated hereby other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, (ii) filings with the SEC and state securities laws administrators, (iii) such filings as may be required in any jurisdiction where the Company is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization, (iv) pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (v) the Company Permits (as hereinafter defined) as set forth in Section 2.11 of the Company Disclosure Schedule and (vi) those Consents that, if they were not obtained or made, would not reasonably be expected to have a Company Material Adverse Effect.

 2.6.          No Violations.

The execution and delivery of this Agreement, the Offer, the Merger, the consummation of the other transactions contemplated hereby and compliance by the Company with any of the provisions hereof will not (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws or other governing instruments of the Company, (ii) except as set forth on Section 2.6 of the Company Disclosure Schedule, require any Consent under or result in a material violation or material breach of, or constitute (with or without due notice or lapse of time or both) a material default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any agreement or other instrument to which the Company is a party or by which its assets are bound, (iii) result in the creation or imposition of any liens, charges, security interests, options, claims, mortgages, pledges, assessments, charges, adverse claims, rights of others or restrictions (whether on voting, sale, transfer, disposition or otherwise) or other encumbrances or restrictions of any nature whatsoever, whether imposed by agreement, understanding, law or equity, or any conditional sale contract, title retention contract or other contract to give or refrain from giving any of the foregoing ("Encumbrances") of any kind upon any of the assets of the Company or (iv) subject to obtaining the Consents from Governmental Authorities referred to in Section 2.5 hereof, contravene any applicable provision of any statute, law, rule or regulation or any legally binding order, decision, injunction, judgment, award or decree ("Law" or "Laws") to which the Company or any of its assets or properties is subject.

 2.7.          SEC Filings; Company Financial Statements.

(a)                The Company has filed all forms, reports, schedules, statements and other documents required to be filed by the Company with the SEC since January 1, 2003 under the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act") and has made available to Purchaser such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that the Company may file subsequent to the date hereof) are referred to herein as the "Company SEC Reports." At the time when filed (or if amended or superseded by a subsequent filing prior to the date hereof then on the date of such later filing), the Company SEC Reports (i) as amended to date complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact or disclose any matter or proceeding required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Between the date of this Agreement and the Closing Date, the Company will timely file with the SEC all documents required to be filed by it under the Exchange Act.

(b)               Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports as amended to date (the "Company Financials"), including each Company SEC Report filed after the date hereof until the Closing, (i) was prepared from, are in accordance with and accurately reflect in all material respects, the Company's books and records as of the times and for the periods referred to therein, (ii) complied in all material respects with the published rules and regulations of the SEC with respect thereto, (iii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act), (iv) fairly presented the consolidated financial position of the Company as at the respective dates thereof and the consolidated results of the Company's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments and (v) was prepared from and in accordance with the Company's books and records. The balance sheet of the Company contained in the Company SEC Report as of September 6, 2005 (the "Balance Sheet Date") as filed with the SEC before the date hereof is hereinafter referred to as the "Company Balance Sheet."

(c)                The Company has heretofore made available to Purchaser a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act. All public announcements made by the Company in a news release carried by the Dow Jones news service, PR Newswire or any equivalent service since the Balance Sheet Date did not and will not contain any untrue statement of a material fact or omit to state a material fact or disclose any matter or proceeding required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(d)               Section 2.7(d) of the Company Disclosure Schedule sets forth a complete list of all effective registration statements filed on Form S-3 or Form S-8 or otherwise relying on Rule 415 under the Securities Act on which there remain unsold securities.

(e)                The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-14 and 15d-14 promulgated under the Exchange Act) designed to ensure that material information relating to the Company is made known to the Chief Executive Officer and Chief Financial Officer. To the Company's knowledge, there are no significant deficiencies or material weaknesses in the design or operation of Company's internal controls which could adversely affect Company's ability to record, process, summarize and report financial data. To the Company's knowledge, there is no fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls.

 2.8.          Absence of Certain Changes.

Except as disclosed in Section 2.8 of the Company Disclosure Schedule, from the Balance Sheet Date to the date hereof, the Company and its subsidiaries have not:

(a)                suffered any Company Material Adverse Effect or any event or change which is reasonably expected to have or constitute a Company Material Adverse Effect;

(b)               except items incurred in the ordinary course of business and consistent with past practice, incurred any liabilities or obligations (absolute, accrued, contingent or otherwise), which exceed $100,000 in the aggregate;

(c)                paid, discharged or satisfied any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities and obligations reflected or reserved against in the Company Balance Sheet or incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date;

(d)               permitted or allowed any of their properties or assets (real, personal or mixed, tangible or intangible) to be subjected to any Encumbrances, except for liens for current Taxes not yet due or liens the incurrence of which would not reasonably be expected to have a Company Material Adverse Effect;

(e)                cancelled any debts or waived any claims or rights of material value;

(f)                 sold, transferred, or otherwise disposed of any of their material properties or assets (real, personal or mixed, tangible or intangible), except in the ordinary course of business, consistent with past practice;

(g)                granted any increase in the compensation or benefits payable or to become payable to any director, officer or employee of the Company, except in the case of employees other than officers of the Company for such increases in compensation or benefits made in the ordinary course of business, consistent with past practice;

(h)                made any material change in severance policy or practices;

(i)                  other than capital expenditures in accordance with the Company's capital expenditure budget for the 2005 and 2006 fiscal years, a copy of which is attached as Section 2.8(i) of the Company Disclosure Schedule (the "Capex Budgets"), made any capital expenditure or acquired any property, plant and equipment for a cost in excess of $100,000 in the aggregate;

(j)                 declared, paid or set aside for payment any dividend or other distribution (whether in cash, stock or property) in respect of their respective capital stock or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of capital stock or other securities of the Company, other than dividends and distributions to the Company or one if its wholly-owned subsidiaries;

(k)               (i) made any changes in any of the accounting methods used by it materially affecting its assets, liabilities or business, except for such changes required by GAAP; or (ii) made or changed any election relating to Taxes, adopted or changed any accounting method relating to Taxes, entered into any closing agreement relating to Taxes, filed any amended Tax Return, settled or consented to any claim or assessment relating to Taxes, incurred any obligation to make any payment of, or in respect of, any Taxes, except in the ordinary course of business, or agreed to extend or waive the statutory period of limitations for the assessment or collection of Taxes;

(l)                  paid, loaned, modified or advanced any amount to, or sold, transferred or leased any material properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any of their respective officers, directors or stockholders or any affiliate or associate of any of their officers, directors or stockholders, except for directors' fees, expense reimbursements in the ordinary course and compensation to officers at rates not inconsistent with the Company's past practice;

(m)              written-down the value of any inventory (including write-downs by reason of shrinkage or mark-down) or written off as uncollectible any notes or accounts receivable in excess of $100,000 in the aggregate, except as required by GAAP;

(n)                suffered any impairment of any material Company Intellectual Property (as defined in Section 2.15(a)) or any material adverse change in any material Company Intellectual Property licensed from a third party, in each case, other than in the ordinary course of business consistent with past practice, or disposed of or disclosed (except as necessary in the conduct of its business) to a third party any Trade Secrets (as defined in Section 2.15(a) below) owned by the Company;

(o)               granted, issued, accelerated, paid, accrued or agreed to pay or make any accrual or arrangement for payments or benefits pursuant to any Company Employee Plans (as defined in Section 2.17(a) below) except in accordance with the terms of the respective Company Employee Plans, or adopted any Company Employee Plan, or amended any Company Employee Plan in any material respect or in the ordinary course of business consistent with past practice; or

(p)               authorized or agreed, whether in writing or otherwise, to take any action described in this Section 2.8.

 2.9.          Absence of Undisclosed Liabilities.

As of the date hereof, except (a) as disclosed in the Company Balance Sheet, (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date or (c) as set forth on Section 2.9 of the Company Disclosure Schedule, neither the Company nor its subsidiaries have incurred any material liabilities or obligations of any nature, required by GAAP to be recognized or disclosed on a consolidated balance sheet of the Company or in the notes thereto.

 2.10.      Compliance with Laws.

The business of the Company and its subsidiaries has been operated in compliance with all Laws applicable thereto, except for any instances of non-compliance which would not reasonably be expected to have a Company Material Adverse Effect.

 2.11.      Permits.

Each of the Company and its subsidiaries has all material permits, certificates, licenses, approvals and other authorizations required in connection with the operation of its business, including those required under regulatory Laws and those required by all state, city or local liquor licensing boards, agencies or other similar entities (collectively, "Company Permits"). To the knowledge of the Company, neither the Company nor its subsidiaries is in violation of any Company Permit. No proceedings are pending or, to the knowledge of the Company, threatened, to revoke or limit any Company Permit, except, in each case, those the absence or violation of which would not reasonably be expected to have a Company Material Adverse Effect.  Except as set forth in Section 2.11 of the Company Disclosure Schedule, none of the Company Permits will lapse, terminate or otherwise cease to be valid as a result of the consummation of the transactions contemplated hereby.

 2.12.      Litigation.

Except as disclosed in Section 2.12 of the Company Disclosure Schedule, as of the date hereof, there is no private or governmental action, suit, proceeding, claim, arbitration or investigation ("Litigation") pending before any agency, court or tribunal, foreign or domestic or, to the knowledge of the Company, threatened against the Company, its subsidiaries or any of their properties or any of their officers or directors (in their capacities as such) that would reasonably be expected to have a Company Material Effect. As of the date hereof, there is no judgment, decree or order against the Company or its subsidiaries or, to the knowledge of the Company, any of its directors or officers (in their capacities as such), that would prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that would reasonably be expected to have a Company Material Adverse Effect. Except as disclosed in the Company Disclosure Schedule, as of the date hereof there is no litigation that the Company or its subsidiaries have pending against other parties.

 2.13.      Restrictions on Business Activities.

There is no agreement, judgment, injunction, order or decree binding upon the Company or its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or impairing any current business practice of the Company or its subsidiaries, any acquisition of property by the Company or its subsidiaries or the conduct of business by the Company or its subsidiaries as currently conducted.

 2.14.      Material Contracts.

(a)                Neither the Company nor its subsidiaries is a party or is subject to any material management, royalty, license, personal property lease or joint venture agreement or any material note, bond, mortgage, indenture, contract, lease, license, agreement or instrument ("Company Material Contract") that is not listed in Section 2.14(a) of the Company Disclosure Schedule. All such Company Material Contracts are valid and binding and are in full force and effect and enforceable by the Company or its subsidiaries in accordance with their respective terms, subject to the Enforceability Exceptions. Neither the Company or its subsidiaries nor, to the knowledge of the Company, any other party thereto, is in violation or breach of or default under any such Company Material Contract where such violation or breach would reasonably be expected to have a Company Material Adverse Effect.

(b)               Except as is listed in Section 2.14(b) of the Company Disclosure Schedule, neither the Company nor its subsidiaries is a party to, and none of their assets or properties are subject to, any agreement, arrangement or understanding (written or oral) with any other person (including an affiliate of the Company or its subsidiaries), which (i) provides capital, surplus, balance sheet or any other form of economic or financial support to such other person, (ii) guarantees the obligations of, or performance of any acts by, such other person, or (iii) imposes legal liability on the Company or its subsidiaries for any payments (contingent or otherwise) under any note, guarantee, debt, bond, mortgage, indenture, contract, lease, license, agreement or instrument, for such other person.

 2.15.      Intellectual Property.

(a)                The Company and its subsidiaries own, and/or are licensed or otherwise possess rights to use all material: (i) trademarks and service marks (registered or unregistered), trade dress, trade names and other names and slogans embodying business goodwill or indications of origin, all applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) inventions, technology, computer programs and software; (iii) trade secrets, including confidential and other non-public information ("Trade Secrets"); (iv) writings, designs, software programs, mask works or other works, applications or registrations in any jurisdiction for the foregoing and all moral rights related thereto; (v) databases and all database rights; (vi) internet websites, domain names and applications and registrations pertaining thereto; and (vii) other intellectual property rights (collectively, "Company Intellectual Property"), that are used in the respective businesses of the Company and its subsidiaries as currently conducted, except for any such failures to own, be licensed or possess that would not reasonably be expected to have a Company Material Adverse Effect.

(b)               There are no infringements of any Company Intellectual Property by any third party that would reasonably be expected to have a Company Material Adverse Effect, and to the Company's knowledge the conduct of the businesses as currently conducted or as currently planned to be conducted does not infringe any proprietary right of a third party.

(c)                Section 2.15(c) of the Company Disclosure Schedule sets forth a complete list of all Company Intellectual Property owned by the Company and/or its subsidiaries. All such Company Intellectual Property is owned by the Company and/or its subsidiaries, free and clear of liens or encumbrances of any nature.

(d)               Section 2.15(d) of the Company Disclosure Schedule sets forth a complete list of all material licenses, sublicenses and other agreements in which the Company or any of its subsidiaries have granted rights to any person to make, use, sell, distribute or service any products or services which utilize or incorporate the Company Intellectual Property and a separate list of all material licenses, sublicenses and other agreements in which the Company or any of its subsidiaries has received rights from any person to use the Company Intellectual Property (the "Licensed Intellectual Property"). The Company and its subsidiaries will not, as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, be in material breach of any license, sublicense or other agreement relating to the Licensed Intellectual Property.

(e)                The Company and its subsidiaries own or have the right to use all computer software currently used in and material to their businesses, except for any failures to own or rights of use that would not reasonably be expected to have a Company Material Adverse Effect.

 2.16.      Employee Benefit Plans.

(a)                Section 2.16(a) of the Company Disclosure Schedule lists, with respect to the Company and its subsidiaries and any trade or business (whether or not incorporated) which is treated as a single employer with the Company and its subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code (an "ERISA Affiliate"), (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) loans to officers and directors other than advances for expenses reimbursements incurred in the ordinary course of business and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs, agreements or arrangements, (iii) all material bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs, agreements or arrangements, (iv) other material fringe or employee benefit plans, programs, agreements or arrangements of the Company and its subsidiaries and (v) any current or former employment, change of control, retention or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of the Company or any of its subsidiaries remain for the benefit of, or relating to, any present or former employee, consultant or director of the Company or any of its subsidiaries (together, the "Company Employee Plans").

(b)               The Company has made available to Purchaser a copy of each of the Company Employee Plans and related material plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications required under Part 1 of ERISA and relating thereto) and has, with respect to each Company Employee Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500 reports filed for the most recent plan year. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service ("IRS") a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986, or has applied to the IRS for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or has been established under a standardized prototype plan for which an IRS opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. The Company has also made available to Purchaser the most recent IRS determination, notification, advisory, or opinion letter issued with respect to each such Company Employee Plan, and, to the Company's knowledge, nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Company Employee Plan subject to Code Section 401(a).

(c)                There has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, by the Company or, to the knowledge of the Company, by any trusts created thereunder or any trustee or administrator thereof, with respect to any Company Employee Plan. Each Company Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all applicable Laws (including ERISA and the Code), except as would not reasonably be expected to have, in the aggregate, a Company Material Adverse Effect, and the Company and each ERISA Affiliate have performed all obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any material default or violation by any other party to, any of the Company Employee Plans. To the Company's knowledge, neither the Company nor any of its subsidiaries is subject to any liability or penalty under Sections 4976 through 4980 of the Code or ERISA with respect to any of the Company Employee Plans. All contributions and premiums required to be made by the Company or any ERISA Affiliate to any Company Employee Plan have been made on or before their due dates. Each Company Employee Plan can be amended, terminated or otherwise discontinued in accordance with its terms. With respect to each Company Employee Plan subject to ERISA as either an employee pension benefit plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA maintained by the Company or its subsidiaries, the Company has prepared in good faith and timely filed all requisite material governmental reports (which, to the Company's knowledge, were true and correct as of the date filed) and has in good faith and timely filed and distributed or posted all material notices and reports to employees required to be filed, distributed or posted with respect to each such Company Employee Plan. No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Company is threatened, against or with respect to any such Company Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor, other than routine claims for benefits.

(d)               With respect to each Company Employee Plan, the Company and its subsidiaries have complied with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the regulations thereunder, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations thereunder, and (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including proposed regulations) thereunder, except where the failure to comply with the applicable requirements of such laws and regulations would not reasonably be expected to have a Company Material Adverse Effect.

(e)                Except as disclosed in Section 2.16(e) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee, director or consultant of the Company or its subsidiaries to any payment (whether of severance pay, unemployment compensation, golden parachute, bonus or otherwise), (ii) accelerate, forgive indebtedness, vest, distribute, or increase benefits or obligation to fund benefits with respect to any employee or director of the Company, or (iii) accelerate the time of payment or vesting of Company Options, or increase the amount of compensation due any such employee, director or consultant.

(f)                 No amounts payable under any of the Company Employee Plans or any other contract, agreement or arrangement with respect to which the Company may have any liability will not be deductible for federal income tax purposes by virtue of Section 162(m) or Section 280G of the Code. None of the Company Employee Plans contains any provision requiring a gross-up pursuant to Section 280G of the Code or similar tax provisions.

(g)                No Company Employee Plan maintained by the Company or its subsidiaries provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of the Company or its subsidiaries after retirement or other termination of service (other than (i) coverage mandated by applicable Laws, (ii) death benefits or retirement benefits under any "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, or (iii) benefits, the full direct cost of which is borne by the current or former employee (or beneficiary thereof)).

(h)                There has been no amendment to, written or oral interpretation or announcement by the Company or any ERISA Affiliate relating to, or change in participation or coverage under, any Company Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal quarter included in the Company Financials.

(i)                  Neither the Company nor any ERISA Affiliate has any liability with respect to any (i) employee pension benefit plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code or (ii) "multiemployer plan" as defined in Section 3(37) of ERISA.

(j)                 Section 2.16(j) of the Company Disclosure Schedule sets forth each written employment, compensation and employee benefit plan, program or arrangement known to the Company with respect to persons with no U.S. source income, as defined in Section 862 of the Code, and who provide or have provided services to the Company and its subsidiaries and any trade or business (whether or not incorporated) which is treated as a single employer with the Company and its subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code.

 2.17.      Taxes and Returns.

(a)                Except as set forth on Section 2.17 of the Company Disclosure Schedule, the Company has timely filed, or caused to be timely filed, all material Tax Returns (as defined in Section 2.17(g) below) required to be filed by it and its subsidiaries, and has paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes (as defined in Section 2.17(g) below) required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established or are immaterial in amount. There are no claims or assessments pending against the Company or any of its subsidiaries for any alleged deficiency in any Tax, and neither the Company nor any of its subsidiaries has been notified in writing of any proposed Tax claims or assessments against the Company or any of its subsidiaries (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established or which are being contested in good faith or are immaterial in amount). Neither the Company nor any of its subsidiaries has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Company or any subsidiaries for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any return. There are no liens for material amounts of Taxes on the assets of the Company nor any of its subsidiaries, except for statutory liens for current Taxes not yet due and payable.

(b)               The Company has not constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock (to any person or entity that is not a member of the consolidated group of which the Company is the common parent corporation) qualifying for tax-free treatment under Section 355 of the Code (i) within the two-year period ending on the date hereof or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(c)                The Company is not and (i) has not been at any time within the five-year period ending on the date hereof a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code and (ii) has never been a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Company is or was the common parent corporation.

(d)               The Company has not made any change in accounting method or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a Company Material Adverse Effect following the Closing.

(e)                Except as set forth on Section 2.17 of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its subsidiaries is being audited by any taxing authority or to the knowledge of the Company has been notified by any tax authority that any such audit is contemplated or pending.

(f)                 For purposes of this Agreement, the term "Tax" or "Taxes" shall mean any tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, imposed by any Governmental Authority (including, but not limited to, any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, alternative or added minimum, ad valorem, transfer or excise tax) together with any interest, addition or penalty imposed thereon. The term "Tax Return" shall mean a report, return or other information statement (including any attached schedules or any amendments to such report, return or other information statement) required to be supplied to or filed with a Governmental Authority with respect to any Tax, including an information return, claim for refund, amended return or declaration of estimated Tax.

 2.18.      Finders and Investment Bankers.

Except as set forth in Section 2.18 of the Company Disclosure Schedule, neither the Company nor any of its officers or directors has employed any broker or finder or otherwise incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.  Section 2.18 of the Company Disclosure Schedule sets forth the amount of any brokerage fees, commissions or finders' fees payable in connection with the transactions contemplated hereby.

 2.19.      Fairness Opinion.

The Company has received from North Point Advisors LLC, its financial advisor, a written opinion addressed to it for inclusion in the Schedule 14D-9 and the Proxy Statement to the effect that the consideration to be received in the Offer and the Merger by the Company's stockholders is fair to the Company's stockholders (other than Purchaser, Merger Sub or their respective affiliates) from a financial point of view.

 2.20.      Insurance.

Section 2.20 of the Company Disclosure Schedule sets forth a true and complete list of all material insurance policies carried by, or covering, (i) the Company or any of its subsidiaries with respect to each of their business, assets and properties, and (ii) the directors and officers of the Company or its subsidiaries, together with, in respect of each such policy, the amount of coverage and the deductible. The Company and its subsidiaries maintain insurance policies in such amounts as the Company believes are adequate for its business. To the Company's knowledge, each insurance policy set forth on Section 2.20 of the Company Disclosure Schedule is in full force and effect and all premiums due thereon have been paid in full.

 2.21.      Vote Required; Ownership of Purchaser Capital Stock.

(a)                The affirmative vote of the holders (including Merger Sub following its acceptance of Shares for payment under the Offer) of a majority of the outstanding shares of Common Stock (the "Company Stockholder Approval"), if necessary to approve the Merger, is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the Merger .

(b)               Other than any actions described in Section 2.21(a), the Company has taken all actions necessary under the DGCL to approve the Offer, the Merger and the other transactions contemplated by this Agreement. The Board and the Special Committee, each at a meeting duly called and held, have approved the Offer, the Merger, this Agreement and the transactions contemplated by this Agreement and the transactions contemplated thereby.

 2.22.      Title to Properties.

Section 2.22 of the Company Disclosure Schedule sets forth a complete list of all material real property owned in fee by the Company and its subsidiaries and sets forth all material real property leased by the Company and its subsidiaries as lessee as of the date hereof (such owned and leased material real property, including all improvements thereon, referred to collectively as the "Company Real Property"). The Company Real Property set forth in Section 2.22 of the Company Disclosure Schedule comprises all of the material real property necessary and/or currently used in the operations of the business of the Company and its subsidiaries. The Company and its subsidiaries have good and valid title to, or, as to Company Real Property designated as leased, a valid leasehold interest in, all of the Company Real Property. The Company Real Property is free of Encumbrances, except for: (a) liens with respect to Taxes either not delinquent or being diligently contested in appropriate proceedings; (b) mechanics', materialmen's or similar statutory liens for amounts not yet due or being diligently contested in appropriate proceedings; (c) the terms and conditions of the lease creating the leaseholds; and (d) other exceptions with respect to title to Company Real Property (including easements of public record) that do not and would not materially interfere with the current and intended use of such Company Real Property (clauses, (a), (b), (c) and (d) being referred to herein as "Permitted Encumbrances"); and the consummation of the transactions contemplated hereby will not create any Encumbrance (other than Permitted Encumbrances) on any of the Company Real Property. The Company and its subsidiaries enjoy peaceful and undisturbed possession under all leases of Company Real Property, except for such breaches of the right to peaceful and undisturbed possession that do not materially interfere with the ability of the Company and its subsidiaries to conduct their business on such property.

 2.23.      Employee Matters.

(a)                As of the date hereof, there are no actions, suits or labor disputes pending, or to the Company's knowledge, threatened involving the Company or any of its subsidiaries and any of their employees or former employees, other than those that would not reasonably be expected to have a Company Material Adverse Effect.  There has been: (i) to the knowledge of the Company, no labor union organizing or attempting to organize any employee of the Company or any of its subsidiaries into one or more collective bargaining units; and (ii) no labor dispute, strike, work slowdown, work stoppage or lock out or other collective labor action by or with respect to any employees of the Company or any of its subsidiaries pending, or, to the Company's knowledge, threatened against or affecting the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries is a party to, or bound by, any collective bargaining agreement or other agreement with any labor organization applicable to the employees of the Company or any of its subsidiaries and no such agreement is currently being negotiated.

(b)               The Company and its subsidiaries (i) are in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and is not engaged in any unfair labor practice, (ii) are not liable in any material respect for any arrears of wages or any penalty for failure to comply with any of the foregoing and (iii) are not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice).

(c)                To the Company's knowledge, no employee of the Company or any of its subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law involving the Company or any of its subsidiaries. Neither the Company, nor any of its subsidiaries nor any officer, employee, contractor, subcontractor or agent of the Company or any of its subsidiaries has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its subsidiaries in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. Section 1514A(a).

(d)               Section 2.23(d) of the Company Disclosure Schedule contains a true and complete list of (i) the names of all directors and elected and appointed officers of the Company, together with such officer's title, annual base salary and bonus arrangements, (ii) to the knowledge of the Company, the number of shares of Common Stock owned beneficially or of record, or both, by each such person and the family relationships, if any, among such persons and (iii) the name and most recent position of each employee of the Company or any subsidiary whose base salary is in excess of $150,000 and that has resigned or whose employment has otherwise been terminated within the ninety day period ending on the date of this Agreement. As of the date hereof, no such key employee, director or officer of the Company or any of its subsidiaries has given notice to the Company, nor, is the Company otherwise aware of any information that would lead it to reasonably believe, that any such person will or may cease to be engaged by the Company or its subsidiaries for any reason prior to the Effective Time.

 2.24.      Environmental Matters.

Except as set forth on Section 2.24 of the Company Disclosure Schedule: (i) neither the Company nor any of its subsidiaries nor, to the Company's knowledge, any third party has, generated, treated, stored, released or disposed of, or otherwise placed, deposited in or located on the Company Real Property, any toxic or hazardous substances or wastes, pollutants or contaminants (including, without limitation, asbestos, urea formaldehyde, the group of organic compounds known as polychlorinated biphenyls, petroleum products including gasoline, fuel oil and crude oil, and any hazardous substance as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), 42 U.S.C. (S) 9601-9657, as amended) (collectively, "Hazardous Substances"), except in material compliance with all applicable Laws; (ii) no activity has been undertaken on any Company Real Property that would reasonably be expected to cause or contribute to (a) the Company Real Property becoming a treatment, storage or disposal facility in material violation of, the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. (S) 6901 et seq., or any similar state law or local ordinance, (b) a release or threatened release of toxic or hazardous wastes or substances, pollutants or contaminants from the Company Real Property in material violation of CERCLA or any similar state law or local ordinance, or (c) the discharge of pollutants or effluents into any water source or system, the dredging or filling of any waters or the discharge into the air of any emissions, for which the Company does not have all material required permits under the Federal Water Pollution Control Act, 33 U.S.C. (S) 1251 et seq., or the Clean Air Act, 42 U.S.C. (S) 7401 et seq., or any similar state law or local ordinance, in each case except for any such noncompliance, occurrence, violations, or failures as would not reasonably be expected to have a Company Material Adverse Effect; (iii) there are no substances or conditions in or on the Company Real Property that would reasonably be expected to support a claim or cause of action under RCRA, CERCLA or any other federal, state or local environmental statutes, regulations, ordinances or other environmental regulatory requirements, except for any such claims or causes of action as would not reasonably be expected to have a Company Material Adverse Effect; (iv) there are no above ground or underground Hazardous Substance tanks that have been located under, in or about the Company Real Property which have been subsequently removed or filled and which would reasonably be expected to have a Company Material Adverse Effect; and (v) to the extent any actively used Hazardous Substance storage tanks exist on or under the Company Real Property, such storage tanks, to the extent legally required, have been duly registered with all appropriate regulatory and governmental bodies and are otherwise in material compliance with applicable federal, state and local statutes, regulations, ordinances and other regulatory requirements.

 2.25.      Schedule 14D-9; Offer Documents; and Proxy Statement.

Neither the Schedule 14D-9 nor any information supplied by the Company for inclusion in the Offer Documents will, at the respective times the Schedule 14D-9, the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement, if filed, will not, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading or will, at the time of the Special Meeting, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Special Meeting which shall have become false or misleading in any material respect. The Schedule 14D-9 and the Proxy Statement will, when filed by the Company with the SEC, comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of Purchaser or Merger Sub which is contained in any of the foregoing documents.

 2.26.      Transactions with Affiliates.

(a)                All transactions, agreements, arrangements or understanding between the Company or any of it subsidiaries, on the one hand, and the Company's affiliates or other persons, on the other hand (an "Affiliate Transaction"), that are required to be disclosed in the Company SEC Reports in accordance with Item 404 of Regulation S-K under the Securities Act, have been so disclosed.  There have been no Affiliate Transactions that are required to be disclosed under the Exchange Act pursuant to Item 404 of Regulation S-K which have not already been disclosed in the Company SEC Reports.

(b)        Any Affiliate Transaction at the time it was entered into and as of the time of any amendment or renewal thereof contained such terms, provisions and conditions as were at least as favorable to the Company or any of it subsidiaries as would have been obtainable by the Company or any of its subsidiaries in a similar transaction with an unaffiliated third party.

 2.27.      Representations Complete.

None of the representations or warranties made by the Company herein or in any Schedule hereto, including the Company Disclosure Schedule, or in any certificate furnished by the Company pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain upon the consummation of the Offer any untrue statement of a material fact, or omits or will omit upon the consummation of the Offer to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Company as follows:

 3.1.          Due Incorporation and Good Standing.

Each of Purchaser and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser has heretofore made available to the Company accurate and complete copies of the Certificate of Incorporation and Bylaws, as currently in effect, of Purchaser.

 3.2.          Authorization; Binding Agreement.

Purchaser and Merger Sub have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, but not limited to, the Offer and the Merger, have been duly and validly authorized by the respective Boards of Directors of Purchaser and Merger Sub, as appropriate, and no other corporate proceedings on the part of Purchaser or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby (other than the requisite approval by the sole stockholder of Merger Sub of this Agreement and the Merger). This Agreement has been duly and validly executed and delivered by each of Purchaser and Merger Sub and constitutes the legal, valid and binding agreement of Purchaser and Merger Sub, enforceable against each of Purchaser and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

 3.3.          Governmental Approvals.

No Consent from or with any Governmental Authority on the part of Purchaser or Merger Sub is required in connection with the execution or delivery by Purchaser or Merger Sub of this Agreement or the consummation by Purchaser or Merger Sub of the transactions contemplated hereby other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, (ii) filings with the SEC, state securities laws administrators and the National Association of Securities Dealers, Inc. (the "NASD"), (iii) pursuant to the HSR Act and (iv) those Consents that, if they were not obtained or made, would not reasonably be expected to have a material adverse effect on the business, assets, condition (financial or otherwise), liabilities or the results of operations of Purchaser and its subsidiaries taken as a whole or the ability of the Company to consummate the transactions contemplated by this Agreement, and except in each case for any such effects resulting from, arising out of, or relating to the taking of any action contemplated by the Agreement ("Purchaser Material Adverse Effect").

 3.4.          No Violations.

The execution and delivery of this Agreement, the Offer, the Merger, the consummation of the other transactions contemplated hereby and compliance by Purchaser and Merger Sub with any of the provisions hereof, will not (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws or other governing instruments of Purchaser or Merger Sub, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any agreement or other instrument to which Purchaser is a party or by which its assets are bound, (iii) result in the creation or imposition of any Encumbrance of any kind upon any of the assets of Purchaser or Merger Sub or (iv) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, contravene any Law to which Purchaser or Merger Sub or its or any of their respective assets or properties are subject, except, in the case of clauses (ii), (iii) and (iv) above, for any deviations from the foregoing which would not reasonably be expected to have a Purchaser Material Adverse Effect.

 3.5.          Finders and Investment Bankers.

Neither Purchaser, Merger Sub nor any of their respective officers or directors has employed any broker or finder or otherwise incurred any liability for any brokerage fees, commissions or finders, fees in connection with the transactions contemplated hereby.

 3.6.          Disclosures.

Neither the Schedule TO nor any information supplied by Purchaser or Merger Sub for inclusion in the Schedule 14D-9 will, at the respective times the Schedule TO, the Schedule 14D-9, or any amendments or supplements thereto, are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The information supplied by Purchaser for inclusion in the Proxy Statement will not, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or will, at the time of the stockholders' meeting, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the meeting which shall have become false or misleading in any material respect. The Schedule TO will, when filed by Merger Sub with the SEC, comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, Purchaser and Merger Sub make no representation or warranty with respect to any information supplied by or on behalf of the Company which is contained in any of the Offer Documents, the Proxy Statement or any amendment or supplement thereto.

 3.7.          Financing.

At or prior to the dates that Merger Sub becomes obligated to accept for payment and pay for Shares pursuant to the Offer, and at the Effective Time, Purchaser and Merger Sub will have sufficient cash and cash equivalents resources available to pay for the Shares that the Merger Sub becomes so obligated to accept for payment and pay for pursuant to the Offer and to pay the aggregate Merger Consideration pursuant to the Merger.

 3.8.          Representations Complete.

None of the representations or warranties made by Purchaser herein or in any Schedule hereto, or in any certificate furnished by Purchaser pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain upon the consummation of the Offer any untrue statement of a material fact, or omits or will omit upon the consummation of the Offer to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

 3.9.          No Prior Activities.

Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement, the Offer, the Merger and the other transactions contemplated hereby, neither Purchaser nor Merger Sub has incurred any obligations or liabilities, or has engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any person or entity.

The Shares owned, whether beneficially or of record, by Purchaser, Merger Sub and their respective affiliates do not constitute as of the date hereof more than 10% of the issued and outstanding Shares.

ARTICLE IV
ADDITIONAL COVENANTS OF THE COMPANY

 4.1.          Conduct of Business of the Company.

(a)                Unless Purchaser shall otherwise agree in writing and except as expressly contemplated by this Agreement or as set forth in Section 4.1 of the Company Disclosure Schedule (the inclusion of any item having been consented to by Purchaser), during the period from the date of this Agreement to the Effective Time, (i) the Company and its subsidiaries shall conduct their business in the ordinary course and consistent with past practice, and (ii) the Company shall use its commercially reasonable efforts to preserve intact its business organization, to keep available the services of its and its subsidiaries' officers and employees, to maintain satisfactory relationships with all persons with whom it and its subsidiaries do business, and to preserve the possession, control and condition of all of its and its subsidiaries' assets.

(b)               Without limiting the generality of the foregoing clause (a) and except as expressly contemplated by this Agreement or as set forth in Section 4.1 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries will, without the prior written consent of Purchaser:

(A)              amend or propose to amend its Certificate of Incorporation or Bylaws (or comparable governing instruments);

(B)              except pursuant to rights under the Company Options, authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any shares of, or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any shares of, its capital stock or other securities or any Voting Debt including, but not limited to, any securities convertible into or exchangeable for shares of stock of any class, except for the issuance of Shares pursuant to the exercise of stock options outstanding on the date of this Agreement in accordance with their present terms. For purposes of this Agreement, the term "Voting Debt" shall mean indebtedness having general voting rights and debt convertible into securities having such rights;

(C)              split, combine or reclassify any shares of its capital stock or declare, pay or set aside any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any shares of its capital stock or other securities and other than dividends and distributions to the Company or one of its wholly-owned subsidiaries;

(D)              which consent shall not be unreasonably withheld or delayed, (a) create, incur, assume, forgive or make any changes to the terms or collateral of any debt, receivables or employee or officer loans or advances, except in the ordinary course of business or incurrences that constitute refinancing of existing obligations on terms that are no less favorable to the Company than the existing terms; (b) except in accordance with the Capex Budgets or in the ordinary course of business assume, guarantee, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any person; (c) except in the ordinary course of business, make any capital expenditures or incur any preopening expenses; (d) make any loans, advances or capital contributions to, or investments in, any other person (other than customary travel, relocation or business advances to employees); (e) acquire the stock or assets of, or merge or consolidate with, any other person; (f) voluntarily incur any material liability or obligation (absolute, accrued, contingent or otherwise) other than in the ordinary course of business consistent with past practice; or (g) sell, transfer, mortgage, pledge, or otherwise dispose of, or encumber, or agree to sell, transfer, mortgage, pledge or otherwise dispose of or encumber, any assets or properties (real, personal or mixed) material to the Company other than to secure debt permitted under subclause (a) of this clause (D) or other than in the ordinary course of business consistent with past practice;

(E)               which consent shall not be unreasonably withheld or delayed, except as set forth in Section 4.1(b)(E) of the Company Disclosure Schedule, increase in any manner the wages, salaries, bonus, compensation or other benefits of any of its officers or employees or enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, termination, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or other arrangement with, for or in respect of, any stockholder, officer, director, other employee, agent, consultant or affiliate other than as required pursuant to the terms of agreements in effect on the date of this Agreement or in the ordinary course of business consistent with past practice with employees (other than officers) of the Company or any of its subsidiaries or enter into or engage in any agreement, arrangement or transaction with any of its directors, officers, employees or affiliates except current compensation and benefits in the ordinary course of business, consistent with past practice;

(F)               which consent shall not be unreasonably withheld or delayed, (i) except in the ordinary course of business, commence any litigation or other proceedings with any Governmental Authority or other person, or (ii) make or rescind any election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, change any method of accounting or make any other material change in its accounting or Tax policies or procedures if such action could reasonably be expected to materially increase the Tax liability of the Surviving Corporation or any of its subsidiaries for any period ending after the Closing Date;

(G)              adopt or amend any resolution or agreement concerning indemnification of its directors, officers, employees or agents;

(H)              transfer or license to any person or entity or otherwise extend, amend, modify, permit to lapse or fail to preserve any of the Company Intellectual Property material to the Company's or its subsidiaries' business as presently conducted or proposed to be conducted, other than nonexclusive licenses in the ordinary course of business consistent with past practice, or disclose to any person who has not entered into a confidentiality agreement any Trade Secrets;

(I)                 modify, amend or terminate any Company Material Contract, or waive, release or assign any material rights or claims thereunder, other than any such modification, amendment or termination of any such Company Material Contract or any such waiver, release or arrangement thereunder in the ordinary course of business consistent with past practice;

(J)                modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality agreement or non-competition agreement to which the Company or its subsidiaries is a party;

(K)             fail to maintain its books, accounts and records in the usual manner on a basis consistent with that heretofore employed;

(L)               establish any subsidiary except in the ordinary course of business or enter into any new line of business;

(M)            which consent shall not be unreasonably withheld or delayed, enter into any lease, contract or agreement pursuant to which the Company or any of its subsidiaries is obligated to pay or incur obligations of more than $150,000 per year, other than leases contemplated in connection with the Capex Budgets or other leases, contracts or agreements in the ordinary course of business consistent with past practice;

(N)             permit any material insurance policy naming the Company or any of its subsidiaries as a beneficiary or a loss payee to be cancelled or terminated without notice to and consent (which shall not be unreasonably withheld or delayed) by Purchaser, unless the Company uses commercially reasonable efforts to maintain substantially similar insurance coverage as is currently in place;

(O)             revalue any of its assets or make any change in accounting methods, principles or practices, except as required by GAAP;

(P)               fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

(Q)             discharge any obligations (including accounts payable) other than on a timely basis in the ordinary course of business consistent with past practice, or materially delay the making of any capital expenditures from the Capex Budgets;

(R)              close or materially reduce the Company's or any subsidiary's activities, or effect any layoff or other Company-initiated personnel reduction or change, at any of the Company's or any subsidiary's facilities; or

(S)               authorize any of, or agree to commit to do any of, the foregoing actions.

(c)                The Company shall use its commercially reasonable efforts to comply in all material respects with all Laws applicable to it or any of its properties, assets or business and maintain in full force and effect all the Company Permits necessary for, or otherwise material to, such business.

 4.2.          Notification of Certain Matters.

The Company shall give prompt notice to Purchaser if any of the following occur after the date of this Agreement: (i) there has been a material failure of the Company or any of its representatives to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or them hereunder; (ii) receipt of any notice or other communication in writing from any third party alleging that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, provided that such Consent would have been required to have been disclosed in this Agreement; (iii) receipt of any material notice or other communication from any Governmental Authority (including, but not limited to, the NASD or any securities exchange) in connection with the transactions contemplated by this Agreement; (iv) the occurrence of an event which would reasonably be expected to have a Company Material Adverse Effect or that would otherwise reasonably be expected to cause a condition in Article VI or Annex A not to be satisfied; or (v) the commencement or threat of any Litigation involving or affecting the Company or any of its subsidiaries, or any of their respective properties or assets, or, to its knowledge, any employee, agent, director or officer, in his or her capacity as such, of the Company or any of its subsidiaries which, if pending on the date hereof, would have been required to have been disclosed in this Agreement or which relates to the consummation of the Offer or the Merger. No such notice to Purchaser shall have any effect on the determination of whether or not any of the conditions to Closing or to the consummation of the Offer have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

 4.3.          Access and Information.

(a)                Between the date of this Agreement and the Effective Time, the Company will give, and shall direct its accountants and legal counsel to give, Purchaser and its respective authorized representatives (including, without limitation, its financial advisors, accountants and legal counsel), at all reasonable times, access as reasonably requested to all offices and other facilities and to all contracts, agreements, commitments, books and records of or pertaining to the Company and its subsidiaries, will permit the foregoing to make such reasonable inspections as they may require and will cause its officers promptly to furnish Purchaser with (i) such financial and operating data and other information with respect to the business and properties of the Company and its subsidiaries as Purchaser may from time to time reasonably request, and (ii) a copy of each material report, schedule and other document filed or received by the Company pursuant to the requirements of applicable securities laws or the NASD; provided, however, that, between the date hereof and the time of first acceptance of Shares for payment under the Offer, Purchaser may, upon the prior written approval (which shall not be unreasonably withheld or delayed) of the Company's Chief Executive Officer, Chief Financial Officer or General Counsel, (i) contact any employee of the Company directly, provided that such contact is for informational purposes only and does not unreasonably interfere with such employee's ongoing responsibilities to the Company, and (ii) have access to the Company's offices and facilities; and, following the time of first acceptance of Shares for payment under the Offer, Purchaser shall not be restricted in any manner in contacting employees of the Company or in accessing the Company's offices and facilities. No such access, inspections or furnishing of information shall have any adverse effect on Purchaser or Merger Sub's ability to assert that conditions to Closing or to the consummation of the Offer have not been satisfied.

(b)               The Chief Financial Officer of the Company shall deliver to the Purchaser immediately before the close of business on the day which is six (6) business days prior to the then-scheduled expiration date of the Offer and immediately before the close of business on the then-scheduled expiration date of the Offer, a certificate executed by such officer which sets forth the anticipated number of issued and outstanding Shares as of the date of the expiration of the Offer.

(c)                Without limiting any other provision of this Agreement, from time to time during the Offer upon the request of the Purchaser, immediately before the close of business on the day which is six (6) business days prior to the then scheduled expiration date of the Offer and immediately before the close of business on the expiration date of the Offer, the Company shall inform Purchaser orally and in writing as to the then-current status of satisfaction of the conditions to the Offer described in paragraphs (c), (e)(ii), (f), (g), (i) and (k) on Annex A hereto. The President of the Company shall deliver to the Purchaser promptly following the close of business on the then-scheduled expiration date of the Offer a certificate executed by such officer to the effect that the conditions to the Offer specified in the immediately preceding sentence have been satisfied.

(d)               Prior to the execution and delivery of this Agreement, the Company shall have delivered to the Purchaser a copy of duly adopted resolutions of the Board approving the execution, delivery and performance of this Agreement and the other agreements contemplated hereby and, in each case, the transactions contemplated thereby, certified by the Secretary of the Company.

 4.4.          Special Meeting; Proxy Statement.

(a)                As promptly as practicable following the purchase of Shares pursuant to the Offer that satisfies the Minimum Condition, if required by applicable law in order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable Law:

(i)                  (A)       duly call, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting") for the purposes of considering and taking action upon the approval and adoption of the Merger and this Agreement;

(B)              subject to Section 4.8, declare advisable and recommend to its stockholders that they approve the Merger and adopt this Agreement, and shall include disclosure regarding the approvals of the Company's Board and the Special Committee;

(C)              without limiting the generality of the foregoing, the Company agrees that its obligations under clause (A) of this Section 4.4(a)(i) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other person of any Company Takeover Proposal (as such term is defined in Section 4.8(a)) or the withdrawal or modification by the Board or any committee thereof of such Board's or committee's approval or recommendation of the Offer, the Merger or this Agreement; and

(ii)                prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and this Agreement and obtain and furnish the information required to be included by the SEC in the Proxy Statement and, after consultation with Purchaser, respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement, including any amendments or supplements thereto (the "Proxy Statement") to be mailed to its stockholders at the earliest practicable date, provided that no amendments or supplements to the Proxy Statement will be made by the Company without prior consultation with Purchaser and its counsel.

(b)               Purchaser shall vote, or cause to be voted, all of the Shares acquired in the Offer or otherwise then owned by it, Merger Sub or any of Purchaser's other subsidiaries in favor of the approval and adoption of the Merger and this Agreement.

(c)                Notwithstanding the provisions of paragraphs (a) and (b) above, in the event that Purchaser, Merger Sub and any other subsidiaries of Purchaser shall acquire in the aggregate at least 90% of the outstanding Shares, pursuant to the Offer or otherwise, the parties hereto shall, subject to Article VI hereof, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

 4.5.          Commercially Reasonable Efforts.

            Subject to the terms and conditions herein provided, including Section 4.8 of this Agreement, the Company agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Offer and the Merger and the other transactions contemplated by this Agreement, including, but not limited to, (i) obtaining all Consents from Governmental Authorities and other third parties required for the consummation of the Offer and the Merger and the other transactions contemplated hereby (provided that the Company shall not make any payment or amend the terms of any agreement in connection with obtaining any such Consent without the prior written approval of Purchaser) and (ii) consulting and cooperating with and providing assistance to Purchaser and Merger Sub in the preparation and filing with the SEC of the Offer Documents and all necessary amendments and supplements thereto. Upon the terms and subject to the conditions hereof, the Company agrees to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the conditions to the consummation of the Offer and the Closing set forth herein.

 4.6.          Public Announcements.

So long as this Agreement is in effect, the Company shall not, and shall cause its affiliates not to, (a) issue or cause the publication of any press release or any other announcement or communication with respect to this Agreement, the Offer or the Merger or the other transactions contemplated hereby without the prior written consent of Purchaser, or (b) discuss with the press or the media this Agreement, the Offer, the Merger or the other transactions contemplated hereby (and will refer any and all questions and inquiries concerning Purchaser or its affiliates to Purchaser), except in any case under (a) or (b) where such release, announcement communication or discussion is required by applicable Law or regulatory authority.

 4.7.          Compliance.

In consummating the Offer, the Merger and the other transactions contemplated hereby, the Company shall comply in all material respects with the provisions of the Exchange Act and the Securities Act and shall comply in all material respects with all other applicable Laws.

 4.8.          No Solicitation.

(a)                For purposes of this Agreement, "Company Takeover Proposal" means (other than the transactions contemplated by this Agreement) any inquiry, proposal or offer from any person relating to (1) any direct or indirect acquisition or purchase of assets representing 20% or more of the assets of the Company, (2) any issuance, sale, or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture, or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Company, (3) any tender offer, exchange offer or other transaction in which, if consummated, any person shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership, of 20% or more of the outstanding voting capital stock of the Company, or (4) any merger, consolidation, share exchange, business combination, recapitalization, liquidation or dissolution involving the Company. For purposes of this Agreement, a "Company Superior Offer" means a Company Takeover Proposal on terms that the Board determines, in good faith, based upon consultations with its outside legal counsel and its financial advisor, that if consummated, is more favorable to the Company's stockholders than the Offer, this Agreement or the Merger and is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the offer and the person making the offer and would, if consummated, be in the best interests of the stockholders of the Company.

(b)               Except as set forth in this Section 4.8, the Company shall not, directly or indirectly, and shall not, directly or indirectly, authorize or permit any officer or director of the Company, or authorize or knowingly permit any other employee, agent or consultant of the Company to, (i) solicit, encourage, initiate or seek the making, submission or announcement of any Company Takeover Proposal, (ii) furnish any non-public information regarding the Company to any person (other than Purchaser or Merger Sub or their representatives) in connection with or in response to a Company Takeover Proposal or an inquiry that the Company believes in good faith could be expected to lead to a Company Takeover Proposal, (iii) engage in discussions or negotiations with any person with respect to any Company Takeover Proposal, except as to the existence of these provisions, (iv) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Purchaser, the approval or recommendation by the Board of the Offer, this Agreement or the Merger, (v) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal or (vi) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "Company Acquisition Agreement") related to any Company Takeover Proposal.

(c)                Notwithstanding the provisions of Section 4.8(b), nothing in this Agreement shall prohibit or limit (A) the Company, or the Board, prior to the time of the first acceptance of Shares for payment pursuant to the Offer, from furnishing nonpublic information regarding the Company to, or entering into discussions or negotiations with, any person in response to an unsolicited, bona fide written Company Takeover Proposal that the Board concludes in good faith could reasonably be expected to result in a Company Superior Offer being submitted to the Company by such person (and not withdrawn) if (1) the Company has not violated any of the restrictions set forth in Section 4.8(b) in connection with the receipt of such Company Takeover Proposal, (2) the Board concludes in good faith, after consultation with its outside legal counsel, that such action with respect to such Company Takeover Proposal is in the best interest of the Company stockholders, (3) the Company receives from such person an executed confidentiality agreement with provisions not substantially more favorable to such person than those contained in Confidentiality Agreement (as defined below); and (4) the Company furnishes such nonpublic information to such person and to Purchaser at substantially the same time (to the extent such nonpublic information has not been previously furnished by the Company to Purchaser); or (B) the Company from complying with Rules l4d-9 and 14e-2 promulgated under the Exchange Act with regard to any Company Takeover Proposal.

(d)               The Company shall promptly (and in no event later than forty-eight (48) hours after the Company receives any Company Takeover Proposal or any request for nonpublic information relating to a Company Takeover Proposal), advise Purchaser orally and in writing of such Company Takeover Proposal or request that is made or submitted by any person during the time prior to the Effective Time (including providing the identity of the person making or submitting such Company Takeover Proposal or request, and a summary of the material terms thereof, if the Company Takeover Proposal or request is not in writing, or a copy of the Company Takeover Proposal or request and any related draft agreements if it is in writing).  The Company shall keep Purchaser reasonably informed in all material respects with respect to the status of any such Company Takeover Proposal or request and any material modification or proposed material modification thereto, any request for or intention to furnish nonpublic information, or its intention to enter into discussions with any third party regarding a potential Company Takeover Proposal pursuant to the terms hereof.

(e)                The Company has terminated discussions with all persons (other than Purchaser and Merger Sub) that relate to any Company Takeover Proposal, and except as permitted by the other provisions of this Section 4.8 will not participate in any discussions with any person (other than Purchaser and Merger Sub) that relate to any Company Takeover Proposal.

(f)                 The Company agrees not to release any person (other than Purchaser and Merger Sub) from or waive any provision of any confidentiality or similar agreement to which the Company is a party and which relates to a Company Takeover Proposal, and will use its commercially reasonable efforts to enforce each such agreement at the request of Purchaser.

(g)                Notwithstanding anything in this Agreement to the contrary, including Section 4.8(b), the Board may at any time prior to the first acceptance of Shares for payment pursuant to the Offer (subject to the Company's compliance with the provisions of this Section 4.8), (x) withdraw or modify its approval or recommendation of the Offer, this Agreement or the Merger or (y) approve or recommend a Company Superior Offer if: (A) an unsolicited, bona fide written offer is made to the Company by a third party for a Company Takeover Proposal, and such offer is not withdrawn; (B) the Board determines in good faith, after consultation with its financial advisor, that such offer constitutes a Company Superior Offer; (C) following consultation with outside legal counsel, the Board or a committee of disinterested directors determines that the withdrawal or modification of its approval or recommendation of the Offer, this Agreement or the Merger is required to comply with the fiduciary duties of the Board to the stockholders of the Company under applicable Law; (D) such approval or recommendation is not withdrawn or modified in a manner adverse to Purchaser at any time prior to three (3) business days after Purchaser receives written notice from the Company confirming that the Board has determined that such offer is a Company Superior Offer; and (E) at the end of such three (3) business day period, after taking into account any adjustment or modification of the terms of this Agreement proposed by Purchaser (and any adjustment or modification of the terms of such Company Takeover Proposal), the Board again makes the determination in good faith that the withdrawal or modification of such approval or recommendation of the Offer, this Agreement or the Merger is required to comply with the fiduciary duties of the Board to the stockholders of the Company under applicable Law.

 4.9.          SEC and Stockholder Filings.

The Company shall send to Purchaser a copy of all public reports and materials promptly after the time it sends the same to its stockholders, the SEC or any state or foreign securities commission.

 4.10.      State Takeover Laws.

Notwithstanding any other provision in this Agreement, if any state takeover statute may become, or may purport to be, applicable to the transactions contemplated in this Agreement, the Company and the members of its Board will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and conditions contemplated hereby and thereby and otherwise act to eliminate the effect of any takeover statute on any of the transactions contemplated by this Agreement.

ARTICLE V
ADDITIONAL COVENANTS OF PURCHASER

 5.1.          Notification of Certain Matters.

Purchaser shall give prompt notice to the Company if any of the following occur after the date of this Agreement: (i) any representation or warranty made by Purchaser in this Agreement is untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time; (ii) there has been a material failure of Purchaser, Merger Sub or any of their representatives to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or them hereunder; (iii) receipt of any notice or other communication in writing from any third party alleging that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, provided that such Consent would have been required to have been disclosed in this Agreement; (iv) receipt of any material notice or other communication from any Governmental Authority (including, but not limited to, the NASD) in connection with the transactions contemplated by this Agreement; (v) the occurrence of an event which would reasonably be expected to have a Purchaser Material Adverse Effect; or (vi) the commencement or threat of any Litigation involving or affecting Purchaser or any of its subsidiaries, or any of their respective properties or assets, or, to its knowledge, any employee, agent, director or officer, in his or her capacity as such, of Purchaser or any of its subsidiaries which, if pending on the date hereof, would have been required to have been disclosed in this Agreement or which relates to the consummation of the Offer or the Merger.

 5.2.          Commercially Reasonable Efforts.

Subject to the terms and conditions herein provided, Purchaser agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Offer and the Merger and the other transactions contemplated by this Agreement, including, but not limited to: (i) obtaining all Consents from Governmental Authorities and other third parties required for the consummation of the offer and the Merger and the other transactions contemplated hereby and (ii) consulting and cooperating with and providing assistance to the Company in the preparation and filing with the SEC of the Schedule 14D-9 and the Proxy Statement, if applicable, and all necessary amendments and supplements thereto. Upon the terms and subject to the conditions hereof, Purchaser agrees to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the conditions to the consummation of the Offer and the Closing set forth herein.

 5.3.          Compliance.

In consummating the Offer, the Merger and the other transactions contemplated hereby, Purchaser and Merger Sub shall comply in all material respects with the provisions of the Exchange Act and the Securities Act and shall comply, and/or cause its subsidiaries to comply or to be in compliance, in all material respects, with all other applicable Laws.

 5.4.          Indemnification.

(a)                As of the Effective Time, the indemnification and exculpation provisions contained in the Bylaws and the Certificate of Incorporation of the Surviving Corporation shall be at least as favorable to individuals who immediately prior to the Closing Date were directors, officers, agents or employees of the Company or otherwise entitled to indemnification under the Company's Bylaws or Certificate of Incorporation (an "Indemnified Party") as those contained in the Bylaws and the Certificate of Incorporation of the Company, respectively, and shall not be amended, repealed or otherwise modified for a period of six (6) years after the Closing Date in any manner that would adversely affect the rights thereunder of any Indemnified Party; provided, however, that nothing contained herein shall limit Purchaser's ability to merge the Company or the Surviving Corporation into Purchaser or any of its subsidiaries or any other person or otherwise eliminate the Company's or the Surviving Corporation's corporate existence so long as such rights are preserved. The Company hereby covenants that it shall, to the fullest extent permitted under Delaware law and regardless of whether the Merger becomes effective, indemnify, defend and hold harmless, and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under Delaware law, indemnify, defend and hold harmless, each Indemnified Party against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, including, without limitation, liabilities arising out of this Agreement or under the Exchange Act, occurring through the Closing Date, and in the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Company or the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company or the Surviving Corporation, promptly as statements therefor are received, and (ii) the Company and the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided, further, that neither the Company nor the Surviving Corporation shall be obliged pursuant to this Section 5.4 to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single action, except to the extent that, in the reasonable opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such action.

(b)               Prior to the Effective Time, the Company shall cause to be obtained at the Effective Time "tail" insurance policies with a claims period of at least six years from the Effective Time with respect to directors' and officers' liability insurance in amount and scope at least as favorable as the Company's existing policies for claims arising from facts or events that occurred on or prior to the Effective Time; provided that the maximum amount to be spent on such policies shall not exceed the greater of (i) $350,000 and (ii) such amount as is necessary to obtain $10,000,000 of coverage.

(c)                If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.4.

(d)               The provisions of this Section 5.4 (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

 5.5.          Benefit Plans and Employee Matters.

(a)                Purchaser shall for not less than 12 months following the Closing Date either maintain and provide to the Company's employees who continue employment with Purchaser, the Surviving Corporation or any subsidiary thereof, the employee benefits and programs of the Company as substantially in effect as of the date hereof or cause the Surviving Corporation to provide employee benefits and programs to such employees that, in the aggregate, are substantially comparable to those of Company. The Company shall provide Purchaser with such information as Purchaser may reasonably request regarding the Company's employee benefits and programs in order to assist Purchaser in complying with its obligations under this Section 5.5(a). Nothing in this Section 5.5(a) shall be construed to prohibit or restrict Purchaser or the Surviving Corporation from amending, suspending or terminating any of its employee benefit plans or programs at any time.  Nothing in this Section 5.5 or elsewhere in this Agreement shall be construed to create a right in any employee to employment with Purchaser, the Surviving Corporation or any of their subsidiaries and the employment of each such employee shall be "at will" employment, except to the extent otherwise provided in a written employment agreement.

(b)               From and after the Effective Time, the Surviving Corporation shall honor, in accordance with their terms, all employment and severance agreements listed in Section 5.5(b) of the Company Disclosure Schedule in effect immediately prior to the Closing Date that are applicable to any current or former employees or directors of the Company.

 5.6.          Repurchase of Company Stock.

Other than pursuant to the Offer, each of Purchaser and Merger Sub shall not, and each shall cause its respective affiliates not to, purchase shares of Common Stock or enter into option, lock-up, voting or proxy agreements or any other similar agreements with respect to Common Stock at any time prior to the consummation of the Offer.

 5.7.          Public Announcements.

So long as this Agreement is in effect, each of the Purchaser and the Merger Sub shall not, and each shall cause its respective affiliates not to, (a) issue or cause the publication of any press release or any other announcement or communication with respect to this Agreement, the Offer or the Merger or the other transactions contemplated hereby without the prior written consent of the Company, or (b) discuss with the press or the media this Agreement, the Offer, the Merger or the other transactions contemplated hereby, except in any case under (a) or (b) where such release, announcement communication or discussion is required by applicable Law or regulatory authority.

ARTICLE VI
CONDITIONS

 6.1.          Conditions to Each Party's Obligations.

The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:

(a)                Stockholder Approval.  If required under the DGCL, the Company Stockholder Approval shall have been obtained.

(b)               No Injunction or Action.  No order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or other Governmental Authority since the date of this Agreement, which prohibits or prevents the consummation of the Merger and which has not been vacated, dismissed or withdrawn prior to the Effective Time. The Company and Purchaser shall use their commercially reasonable efforts to have any of the foregoing vacated, dismissed or withdrawn by the Effective Time.

(c)                Purchase of Shares.  Purchaser or Merger Sub or any affiliate of either of them shall have purchased Shares pursuant to the Offer that together with shares otherwise owned by Purchaser and its affiliates represent at least the Minimum Condition.

(d)        Expiration of Offering.  Any "subsequent offering period" shall have expired.

 6.2.          Condition to Obligations of Purchaser.

The obligations of Purchaser and Merger Sub to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following condition: the LLCP Merger Agreement shall have been terminated by the Company.

 6.3.          Frustration of Conditions.

Neither Purchaser nor the Company may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party's failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE VII
TERMINATION AND ABANDONMENT

 7.1.          Termination.

This Agreement may be terminated and the Merger and the other transactions may be abandoned at any time prior to the time of the first acceptance of Shares for payment pursuant to the Offer ("First Acceptance Time") by action taken or authorized by the Board of Directors of the terminating party or parties, as follows (the date of any such termination, the "Termination Date"):

(a)                by mutual written consent of Purchaser and the Company;

(b)               by either Purchaser or the Company, if the First Acceptance Time shall not have occurred on or before May 31, 2006; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the First Acceptance Time to occur on or before such date;

(c)                by either Purchaser or the Company, if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any legally binding injunction, order, decree or ruling (whether temporary, preliminary or permanent) or taken any other action (including the failure to have taken an action) which has become final and non-appealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger;

(d)               by Purchaser, if neither Purchaser nor Merger Sub is in material breach of its obligations under this Agreement, and if (i) any of the representations and warranties of the Company herein become untrue or inaccurate such that the condition set forth in paragraph (f) of Annex A would not be satisfied, or (ii) there has been a breach on the part of the Company of any of its covenants or agreements herein such that the condition set forth in paragraph (g) of Annex A would not be satisfied, and such breach (if curable) has not been cured within twenty (20) days after notice to the Company;

(e)                by Company, if Company is not in material breach of its obligations under this Agreement, and if (i) any of the representations and warranties of Purchaser or Merger Sub herein become untrue or inaccurate, except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) would not be reasonably expected to have a Purchaser Material Adverse Effect on the date of this Agreement and as of the expiration of the Offer, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), or (ii) either Purchaser or Merger Sub shall have failed to perform in any material respect its obligations or to comply in any material respect with its agreements or covenants to be performed or complied with by it under this Agreement, and such breach (if curable) has not been cured within twenty (20) days after notice to Purchaser or Merger Sub, as the case may be;

(f)                 by Purchaser, if the Board shall have (i) withdrawn or modified in a manner adverse to Purchaser the approval or recommendation of the Offer, this Agreement and the Merger, (ii) recommended or approved any Company Takeover Proposal, or (iii) entered into or publicly announced the Company's intention to enter into an agreement other than a confidentiality agreement with respect to a Company Takeover Proposal;

(g)        by Purchaser, if any of the events set forth in subsection (e)(i) of Annex A hereto shall have occurred; or

(h)                by the Company, if the Board shall have withdrawn or modified in a manner adverse to Purchaser the approval or recommendation of the Offer, this Agreement and the Merger in accordance with Section 4.8 of this Agreement, but only (i) after providing written notice to Purchaser (a "Notice of Superior Offer") advising Purchaser that the Board has received a Company Superior Offer, specifying the material terms and conditions of such Company Superior Offer and identifying the person making such Company Superior Offer, and (ii) if Purchaser does not, within three (3) business days of Purchaser's receipt of the Notice of Superior Offer, make an offer that the Board determines, in its good faith judgment (after consultation with its advisors), to be at least as favorable to the Company's stockholders as the Superior Proposal; provided that during such three business day period, the Company shall negotiate in good faith with Purchaser (to the extent Purchaser wishes to negotiate) to enable Purchaser to make such an offer; provided, however, that any such purported termination pursuant to this Section 7.1(h) shall be void and of no force or effect unless the Company concurrently with such termination pays to Purchaser the Company Termination Fee and the Termination Expenses in accordance with Section 7.3; and provided further that Purchaser and Merger Sub acknowledge and agree that concurrently with such termination the Company may enter into a definitive agreement providing for implementation of such Company Superior Offer.

 7.2.          Effect of Termination.

In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto (except that the provisions of this Section 7.2, Section 7.3 (Fees and Expenses) and Section 8.1 (Confidentiality) shall survive any such termination); provided, however, that nothing herein shall relieve any party from liability for any willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination.

 7.3.          Fees and Expenses.

(a)        Except as otherwise set forth in this Section 7.3, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger or any other related transaction is consummated. As used in this Agreement, "Expenses" shall include all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, if any, the solicitation of stockholder approvals and all other matters related to the closing of the Merger and the other transactions.  Purchaser and the Company shall each pay one-half of the filing fee in connection with the filing by Purchaser and the Company under the HSR Act.

(b)        The Company agrees that if this Agreement shall be terminated:

(i)                  by Purchaser pursuant to Section 7.1(d), then (A) the Company shall pay Purchaser the Termination Expenses (as defined in Section 7.3(d) below) and (B) if, concurrently with such termination or within 12 months of the Termination Date, the Company enters into, or submits to the stockholders of the Company for adoption, an agreement with respect to a Company Takeover Proposal, or a Company Takeover Proposal is consummated, then the Company shall also pay Purchaser the Company Termination Fee (as defined in Section 7.3(d) below);

(ii)                by Purchaser pursuant to Section 7.1(f) or (g), then (so long as neither Purchaser nor Merger Sub was in material breach of any of its representations, warranties or covenants in this Agreement as of the Termination Date) the Company shall pay Purchaser the Company Termination Fee and the Termination Expenses; or

(iii)               by the Company pursuant to Section 7.1(h), then the Company shall pay Purchaser the Company Termination Fee and the Termination Expenses (which Company Termination Fee and Termination Expenses shall be paid concurrently with such termination).

(c)        The Company Termination Fee shall be paid to Purchaser or its designee by the Company in immediately available funds (i) concurrently with and as a condition to the effectiveness of a termination of this Agreement by the Company pursuant to Section 7.1(h) and (ii) within two business days after the date of the event giving rise to the obligation to make such payment in all other circumstances. The Termination Expenses shall be paid to Purchaser or its designee by the Company in immediately available funds (i) concurrently with and as a condition to the effectiveness of a termination of this Agreement by the Company pursuant to Section 7.1(h) and (ii) otherwise, within two business days after receipt by the Company of reasonable documentation with respect to such Termination Expenses. In no event shall the Company be required to pay under Section 7.3(b) an amount in the aggregate in excess of $6,000,000.

(d)        For purposes of this Agreement, (i) "Company Termination Fee" means an amount equal to $5,000,000 and (ii) "Termination Expenses" means an amount, not to exceed $1,000,000, equal to the reasonably documented Expenses of Purchaser and Merger Sub.

(e)        Each of the Company and Purchaser acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement. In the event that the Company shall fail to pay the Company Termination Fee or any Termination Expenses when due, the Company shall reimburse Purchaser for all reasonable costs and expenses actually incurred or accrued by such other party (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 7.3. Notwithstanding anything to the contrary in this Agreement, Purchaser's right to receive payment of the Company Termination Fee and Termination Expenses pursuant to this Section 7.3 shall be the exclusive remedy of Purchaser and Merger Sub for the loss suffered as a result of the failure of the Merger and the other transactions to be consummated, and upon payment of the Company Termination Fee and Termination Expenses in accordance with this Section 7.3, the Company shall have no further liability or obligation relating to or arising out of this Agreement or the transactions contemplated thereby (except with respect to the second sentence of this Section 7.3(e) and with respect to Section 8.1).

ARTICLE VIII
MISCELLANEOUS

 8.1.          Confidentiality.

Unless (i) otherwise expressly provided in this Agreement, (ii) required by applicable Law or regulatory authority, (iii) necessary to secure any required Consents as to which the other party has been advised or (iv) consented to in writing by Purchaser and the Company, any information or documents furnished in connection herewith shall be kept strictly confidential by the Company, Purchaser and their respective officers, directors, employees and agents. Prior to any disclosure pursuant to the preceding sentence, the party intending to make such disclosure shall use its commercially reasonable efforts to consult with the other party regarding the nature and extent of the disclosure. Nothing contained herein shall preclude disclosures to the extent necessary to comply with accounting, SEC and other disclosure obligations imposed by applicable Law. To the extent required by such disclosure obligations, Purchaser or the Company, after a party uses its commercially reasonable efforts to consult with the other party, may file with the SEC a Report on Form 8-K pursuant to the Exchange Act with respect to the Offer and the Merger, which report may include, among other things, financial statements and pro forma financial information with respect to the other party. Purchaser and the Company shall cooperate with the other and provide such information and documents as may be required in connection with any filings with the SEC. In the event the Merger is not consummated, each party shall return to the other any documents furnished by the other and all copies thereof any of them may have made and will hold in absolute confidence any information obtained from the other party except to the extent (i) such party is required to disclose such information by Law or such disclosure is necessary in connection with the pursuit or defense of a claim, (ii) such information was known by such party prior to such disclosure or was thereafter developed or obtained by such party independent of such disclosure or (iii) such information becomes generally available to the public other than by breach of this Section 8.1. Prior to any disclosure of information pursuant to the exception in clause (i) of the preceding sentence, the party intending to disclose the same shall so notify the party which provided the same in order that such party may seek a protective order or other appropriate remedy should it choose to do so.

 8.2.          Amendment and Modification.

This Agreement may be amended, modified or supplemented only by a written agreement among the Company, Purchaser and Merger Sub.

 8.3.          Waiver of Compliance; Consents.

Any failure of the Company, on the one hand, or Purchaser and Merger Sub, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Purchaser on the one hand, or the Company on the other hand, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 8.3.

 8.4.          Survival.

The respective representations, warranties, covenants and agreements of the Company and Purchaser contained herein or in any certificates or other documents delivered prior to or at the Closing shall survive the execution and delivery of this Agreement, notwithstanding any investigation made or information obtained by the other party, but shall terminate at the Effective Time, except for those covenants contained in Sections 1.6(b), 1.7, 1.8, 1.9, 1.11, 1.12, 5.4, 5.5, 7.3 and 8.1 hereof, which shall survive beyond the Effective Time in accordance with their terms.

 8.5.          Notices.

All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile, receipt confirmed, or on the next business day when sent by overnight courier or on the second succeeding business day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(i)                  if to the Company, to:

Fox & Hound Restaurant Group
1551 North Waterfront Parkway, Suite 310
Wichita, Kansas  67206
Attention: Steve Johnson, CEO
Facsimile: 316-634-6060

with a copy to (but which shall not constitute notice to the Company):

King & Spalding LLP
191 Peachtree Street
Atlanta, GA 30303-1763

Attention: John D. Capers, Jr., Esq.
Facsimile: 404-572-5100

and

Foulston Siefkin LLP
1551 N. Waterfront Parkway
Suite 100
Wichita, Kansas  67206 4466
Attention: William R. Wood II, Esq.
Facsimile: 316-267-6345

(ii)        if to Purchaser or Merger Sub, to:

F&H Acquisition Corp.
c/o Newcastle Partners, L.P.

300 Crescent Court, Suite 1110

Dallas, Texas  75201
Attention: Mark E. Schwarz
Facsimile:  214-661-7474

with a copy to (but which shall not constitute notice to Purchaser or Merger Sub)

Olshan Grundman Frome Rosenzweig & Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, New York  10022
Attention: Steven Wolosky, Esq.
Facsimile: (212) 451-2222

 8.6.          Binding Effect; Assignment.

This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto prior to the Effective Time, without the prior written consent of the other parties hereto.

 8.7.          Governing Law.

This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with the internal laws of, the State of Delaware, without regard to the conflicts of law principles thereof.

 8.8.          Counterparts.

This Agreement may be executed in one or more counterparts, each of which together shall be deemed an original, but all of which together shall constitute one and the same instrument.

 8.9.          Interpretation.

The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, (i) the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an association, an unincorporated organization, a Governmental Authority and any other entity, (ii) unless otherwise specified herein, the term "affiliate," with respect to any person, shall mean and include any person controlling, controlled by or under common control with such person, (iii) the term "subsidiary" of any specified person shall mean any corporation any of the outstanding voting power of which, or any partnership, joint venture, limited liability company or other entity any of the total equity interest of which, is directly or indirectly owned by such specified person, other than in any such case any entity which may be deemed to be a "subsidiary" of such specified person solely by reason of the ownership of equity securities of such entity which are registered under the Exchange Act and held by such specified person for investment purposes only, (iv) the term "knowledge," when used with respect to the Company, shall mean the knowledge of the directors and officers of the Company (without a duty to investigate) and, when used with respect to Purchaser, shall mean the knowledge of the directors and officers of Purchaser, and (v) the term "including" shall mean "including, without limitation." The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

 8.10.      Entire Agreement.

This Agreement and the documents or instruments referred to herein, including, but not limited to, the Exhibit(s) attached hereto and the Disclosure Schedules referred to herein, which Exhibit(s) and Disclosure Schedules are incorporated herein by reference, any other written agreement entered into contemporaneously herewith, and the Confidentiality Agreement, dated December 13, 2005, between the Company and the Sponsors (the "Confidentiality Agreement") embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein. This Agreement and such other agreements supersede all prior agreements and the understandings between the parties with respect to such subject matter.

 8.11.      Severability.

In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction.

 8.12.      Specific Performance.

The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties further agree that each party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

 8.13.      Attorneys' Fees.

If any legal action or any arbitration is brought for the enforcement of this Agreement or because of an alleged dispute, controversy, breach, or default in connection with this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and all other reasonable costs and expenses incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

 8.14.      Third Parties.

Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or thereto or a successor or permitted assign of such a party, except for Indemnified Parties pursuant to, as provided by and in accordance with the provisions of Sections 5.4 and 5.5(b) hereof.

 8.15.      Obligation of Purchaser and the Sponsors.

Whenever this Agreement requires Merger Sub or Surviving Corporation to take any action, such requirement shall be deemed to include an undertaking on the part of Purchaser to cause Merger Sub or Surviving Corporation to take such action.  The Sponsors shall, jointly and severally, guarantee all obligations of Purchaser and Merger Sub.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement and Plan of Merger to be signed and delivered by their respective duly authorized officers as of the date first above written.

FOX & HOUND RESTAURANT GROUP

By:_____________________________

      Name:

      Title:

F&H ACQUISITION CORP.

By:_____________________________

      Name:  Mark E. Schwarz

      Title:  President and Chief Executive Officer

NPSP ACQUISITION CORP.

By:_____________________________

      Name:   Mark E. Schwarz

      Title:  President and Chief Executive Officer

FOR PURPOSES OF SECTION 8.15 ONLY:

NEWCASTLE PARTNERS, L.P.

By:       Newcastle Capital Management, L.P.

            its General Partner

By:       Newcastle Capital Group, L.L.C.

            its General Partner

By:       ______________________________
            Name:  Mark E. Schwarz
            Title:  Managing Member

STEEL PARTNERS II, L.P.

By:       Steel Partners, L.L.C.

            General Partner

By:       ______________________________
            Name:  Warren G. Lichtenstein
            Title:  Managing Member

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

ANNEX A
Conditions to the Offer

The capitalized terms used but not defined in this Annex A and which are defined in the attached Agreement and Plan of Merger shall have the meanings ascribed to such terms in such attached agreement. Notwithstanding any other provision of the Offer, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the offer), pay for, any Shares tendered pursuant to the Offer if (i) the Minimum Condition shall not have been satisfied at any scheduled expiration date of the Offer or (ii) immediately prior to the expiration of the Offer, any of the following conditions shall exist:

(a)                there shall have been entered, enforced, instituted or issued by any Governmental Authority, any legally binding judgment, order, temporary restraining order, temporary or permanent injunction, ruling, proceeding, action, suit, charge or decree: which (i) makes illegal, prevents, restrains or prohibits the making of the Offer, the acceptance for payment of, or payment for, any Shares by Purchaser, the Merger Sub or any other affiliate of Purchaser, or the consummation of the Merger or any of the other transactions contemplated by the Agreement; (ii) prohibits or limits the ownership or operation by the Company, Purchaser or any of their subsidiaries of all or any material portion of the business or assets of the Company, Purchaser or any of their subsidiaries; (iii) imposes limitations on the ability of Purchaser, the Merger Sub or any other affiliate of Purchaser to exercise full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by the Purchaser or Merger Sub pursuant to the Offer or otherwise on all matters presented to the Company’s stockholders, including, without limitation, the approval and adoption of the Agreement and the Merger; (iv) would reasonably be expected to require divestiture by Purchaser, Merger Sub or any other affiliate of Purchaser of any Shares; or (v) which otherwise would reasonably be expected to have a Company Material Adverse Effect or a Purchaser Material Adverse Effect;

(b)               there shall have been any Law, statute, rule, regulation, legislation or interpretation of any nature enacted, enforced, promulgated or issued by any Governmental Authority or deemed by any Governmental Authority applicable to (i) Purchaser, the Company or any subsidiary or affiliate of Purchaser or the Company or (ii) any transaction contemplated by the Agreement, which is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

(c)                there shall have occurred any changes, conditions, events or developments that would have, or be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect;

(d)               there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange or the Nasdaq Stock Market, other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, or (iii) any limitation (whether or not mandatory) on the extension of credit by banks or other lending institutions in the United States or a disruption of or material adverse change in either the syndication market for credit facilities or the financial, banking or capital markets;

(e)                (i) it shall have been publicly disclosed, or Purchaser shall have otherwise learned, that any person, other than Purchaser or Merger Sub, shall have acquired or entered into a definitive agreement or agreement in principle to acquire beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the then outstanding Shares, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of 50% or more of any of the then outstanding Shares, or (ii) the Board, the Special Committee or any other committee thereof shall have (A) withdrawn, modified or changed, in a manner adverse to Purchaser or Merger Sub, the recommendation by such Board or approval by such committee of the Offer, the Merger or the Agreement, (B) approved or recommended, or proposed publicly to approve or recommend, a Company Takeover Proposal, (C) caused the Company to enter into any agreement relating to any Company Takeover Proposal, or (D) resolved to do any of the foregoing;

(f)                 the representations and warranties of the Company (i) set forth in the Agreement (other than Section 2.2(a) and 2.4) shall not be true and correct except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) would not be reasonably expected to have a Company Material Adverse Effect and (ii) set forth in Sections 2.2(a) and 2.4 shall not be true and correct in all material respects in each case on the date of this Agreement and as of the expiration of the Offer, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of the Agreement shall be disregarded);

(g)                the Company shall have failed to perform in any material respect its obligations or to comply in any material respect with its agreements or covenants to be performed or complied with by it under the Agreement;

(h)                the Agreement shall have been terminated in accordance with its terms;

(i)                  there shall have been instituted or pending any stockholder derivative litigation or stockholder class action litigation against the Company, its subsidiaries or its executive officers or directors, which would reasonably be expected to have a Company Material Adverse Effect;

(j)                 the applicable waiting period, if any, under the HSR Act shall not have expired or been terminated; or

(k)               the LLCP Merger Agreement shall not have been terminated by the Company.

The foregoing conditions are for the sole benefit of Purchaser and Merger Sub and may be asserted by Purchaser or Merger Sub regardless of the circumstances giving rise to any such condition or may be waived by Purchaser or Merger Sub in whole or in part at any time and from time to time in their reasonable discretion. The failure by Purchaser or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.